                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration No. 333-59391

   THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE
                                    CHANGED.

                  Subject to Completion. Dated July 30, 1999.
          Prospectus Supplement to Prospectus Dated September 4, 1998.

                         2,500,000 Preferred Securities
[NEWFIELD LOGO]
                           NEWFIELD FINANCIAL TRUST I

            % Cumulative Quarterly Income Convertible Preferred Securities,
                             Series A (QUIPS(SM))*
                     (Liquidation Preference $50 per QUIPS)
    Fully and unconditionally guaranteed to the extent described herein by, and convertible into common stock of,

                          NEWFIELD EXPLORATION COMPANY
                             ---------------------

     A brief description of the      % Cumulative Quarterly Income Convertible
Preferred Securities, Series A (QUIPS(SM)) can be found under "Prospectus Supplement Summary -- The Offering" in this prospectus supplement.

     Newfield has applied to list the QUIPS on the New York Stock Exchange. Newfield expects trading of the QUIPS to begin within 30 days after they are first issued.

     The QUIPS are convertible into Newfield common stock in the manner described in this prospectus supplement at an initial conversion price of $ per share of Newfield common stock for each QUIPS, which is equivalent to a
conversion rate of           shares of Newfield common stock for each QUIPS.
Newfield common stock trades on the New York Stock Exchange under the symbol "NFX."

     See "Risk Factors" beginning on page S-14 to read about certain factors you should consider before buying the QUIPS.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                                Per
                                                               QUIPS      Total
                                                              --------   --------
Initial public offering price(1)............................  $          $
Underwriting commissions(2).................................  $          $
Proceeds to Newfield Financial Trust I......................  $          $

---------------

(1) Plus accumulated distributions, if any, from August   , 1999.
(2) Underwriting commissions on the QUIPS will be paid by Newfield Exploration Company.

     The underwriters may, under certain circumstances, purchase up to an additional 375,000 QUIPS from Newfield Financial Trust I at the initial public
offering price. Newfield will pay underwriting commissions of $     per QUIPS on
each additional QUIPS that is purchased by the underwriters.
                             ---------------------
     The underwriters expect to deliver the QUIPS in book-entry form only through the facilities of The Depository Trust Company in New York, New York on
               , 1999.

     *"QUIPS" is a registered service mark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
             DONALDSON, LUFKIN & JENRETTE
                            MERRILL LYNCH & CO.
                                         DAIN RAUSCHER WESSELS
                                        A DIVISION OF DAIN RAUSCHER INCORPORATED
                             ---------------------
            Prospectus Supplement dated                     , 1999.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise noted, capitalized terms used in this prospectus supplement have the same meanings as used in the accompanying prospectus.

              OIL AND GAS TERMS USED IN THIS PROSPECTUS SUPPLEMENT

WHEN DESCRIBING NATURAL GAS:                Mcf           =  thousand cubic feet
                                            MMcf          =  million cubic feet
                                            Bcf           =  billion cubic feet

WHEN DESCRIBING OIL:                        Bbl           =  barrel
                                            MBbls         =  thousand barrels
                                            MMBbls        =  million barrels

WHEN DESCRIBING NATURAL GAS AND OIL
  TOGETHER:                                 6 Mcf of gas  =  1 barrel of oil equivalent
                                            Mcfe          =  thousand cubic feet equivalent
                                            MMcfe         =  million cubic feet equivalent
                                            Bcfe          =  billion cubic feet equivalent

OTHER COMMONLY USED OIL AND GAS TERMS:
     development well = A well drilled within the proved area of a reservoir to the depth of a stratigraphic horizon known to be productive.
     exploratory well = A well drilled to find and produce reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.
     gross acres = The total acres in which a working interest is owned.
     farm-in = An arrangement under which a party agrees to drill one or more wells on the property of another party in order to earn an interest in the property.
     infill well = An exploitation well drilled within the boundaries of a known field.
     net acres = The sum of the fractional working interests owned in gross acres.
     present value = The estimated value of future gross revenues (using SEC requirements) to be generated from the production of proved reserves, net of estimated production and future development costs, using then current prices and costs, without giving effect to non-property related expenses such as general and administrative, interest, income tax and depreciation, depletion and amortization expenses, discounted at 10% per year.
     proved developed reserves = Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.
     proved reserves = The estimated quantities of oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.
     proved undeveloped reserves = Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.
     recompletion = The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following information should be read together with the information contained in the other parts of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in the prospectus. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the QUIPS, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the QUIPS. You should pay special attention to the "Risk Factors" section beginning on page S-14 of this prospectus supplement to determine whether an investment in the QUIPS is appropriate for you.

     We have assumed for purposes of this prospectus supplement that the underwriters will not exercise their over-allotment option. Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement to "we," "Newfield" or "us" are to Newfield Exploration Company and its subsidiaries.

                                 ABOUT NEWFIELD

     Newfield is an independent oil and gas company. We are engaged in the exploration, development and acquisition of oil and natural gas properties located primarily in the Gulf of Mexico. We also have operations onshore in the Gulf Coast and offshore Australia and China. We discovered and acquired our first oil and gas reserves in 1990 and have grown rapidly since that time. At December 31, 1998, we had proved reserves of 513 Bcfe with a present value of estimated future pre-tax cash flows of $550 million. Approximately 82% of our proved reserves at December 31, 1998 were natural gas and approximately 93% were proved developed.

     We have achieved substantial growth in reserves, production, revenues and EBITDA since our inception. Our estimated proved reserves have increased from 23 Bcfe at December 31, 1990 to 513 Bcfe at December 31, 1998, representing a compound annual growth rate of 47% and an average annual reserve replacement rate of over 247%. Similarly, our annual production has increased from 6 Bcfe in 1991 to 89 Bcfe in 1998, representing a compound annual growth rate of 47%. We have set a production target for 1999 of 111 Bcfe, a 25% increase from 1998. Our revenues were $209 million and EBITDA was $159 million for the 12 months ended June 30, 1999.

     We have a significant presence in the Gulf of Mexico. As of June 30, 1999, we owned interests in approximately 135 lease blocks in the Gulf of Mexico and operated 115 platforms. As of January 31, 1999, we were ranked as the ninth largest operator in the Gulf of Mexico based on average operated gross daily production of 520 MMcfe. At June 30, 1999, we operated gross daily production of approximately 600 MMcfe. In addition, we were the eighth most active driller in the Gulf of Mexico in 1998.

     We also own interests in approximately 36,000 gross acres in southern Louisiana and Texas. Internationally, we own interests in properties currently producing approximately 6 MBbls of oil per day and licenses covering an additional three million gross acres offshore northern Australia. In addition, we own a 35% interest in a production sharing license covering approximately 300,000 acres in the Bohai Bay, offshore China.

     From our inception through December 31, 1998, we invested $1.1 billion in capital expenditures, including acquisition costs, to generate 873 Bcfe of proved reserves at an average reserve replacement cost of $1.23 per Mcfe. Over that period, our average cash margin per Mcfe of production was $1.86, allowing internally generated cash flow to be the principal source of our capital investments in oil and gas properties and drilling activities. We intend to continue to fund a substantial portion of our ongoing capital requirements through internally generated cash flow.

     We believe that a conservative fiscal policy allows us to remain flexible in our operating activities and to have the ability to take advantage of opportunities as they arise. Upon consummation of the offering, we will have approximately $125 million of debt as compared to an aggregate of $465 million of outstanding QUIPS and stockholders' equity.

OUR STRATEGY

     Our strategy is to continue to expand our reserve base and increase our cash flow through exploration and the acquisition and exploitation of proved properties. We emphasize the following elements in implementing this strategy:

     -  reserve growth through exploratory drilling of a balanced portfolio;

     - balance between exploration and the acquisition and exploitation of proved properties;

     -  geographic focus;

     -  control of operations and costs;

     -  use of 3-D seismic and other advanced technology; and

     -  equity ownership and other incentives to retain and attract employees.

     We use a balanced approach of exploration and the acquisition and exploitation of proved properties to grow our reserves, production and cash flow. Of the 873 Bcfe of proved reserves we had added from inception through December 31, 1998, 35% were added through exploration, 40% were added through the acquisition of proved reserves and 25% were added through the exploitation of opportunities identified and acquired in connection with the acquisition of proved properties.

     Our exploration, acquisition and exploitation activities are complementary. Proved properties we acquire typically have exploration or exploitation potential that we have previously identified. In addition, acquisitions can increase our presence in an area, creating the infrastructure to provide us with the ability to capture other opportunities at a competitive advantage. We use information gathered while evaluating production on acquisition candidates and adjacent acreage, as appropriate, in our exploration efforts. Similarly, a successful exploratory well may reveal untested reserve potential on an adjacent property, making its purchase attractive.

EXPLORATION ACTIVITIES

     We maintain an active, technology driven exploration program conducted by four multi-disciplined teams. Two of these teams are focused in the Gulf of Mexico, one is focused on the onshore Gulf Coast and one is focused on select international areas. We have budgeted $54 million for exploration activities for 1999, including acquisition of seismic data, leasehold acquisitions and exploratory drilling, of which we spent $19 million through June 30, 1999. During 1998, we invested $65 million in exploration activities. We allocate our exploration spending between a small number of higher risk, higher potential prospects that, if successful, may result in significant increases in proved reserves, and a greater number of lower risk, moderate potential prospects. Since January 1, 1994, we have drilled 80 exploratory wells, substantially all of which were based on the evaluation of 3-D seismic data. Of these wells, 54% were productive and 76% were operated by us.

     We acquire exploration prospects through federal and state lease sales, in connection with proved property acquisitions and through farm-ins. We continuously evaluate new opportunities and currently have a substantial inventory of prospects.

ACQUISITION ACTIVITIES

     We actively pursue the acquisition of proved oil and gas properties in the Gulf of Mexico, the onshore Gulf Coast and select international areas. We are particularly interested in properties with unexploited reserve potential in order to enhance returns. We look for properties that we can operate in order to better control operations and costs and in which we can increase our interest. Acquisition properties that meet these criteria and provide a base for further evaluation and exploitation adjacent to our existing production are of particular interest. We pursue a multi-disciplined team approach for evaluating acquisition opportunities. Potential acquisi-tions undergo extensive technical and financial evaluation by a group of geologists, geophysicists, geological engineers and petroleum engineers. Land, drilling, operations and marketing staffs support these evaluation efforts. Our seismic, land and production databases, along with regional geological interpretations, supplement any information provided by a potential seller in the acquisition candidate screening process.

DEVELOPMENT ACTIVITIES

     We also maintain an active development program. We have budgeted $58 million for development activities for 1999, of which we spent $22 million through June 30, 1999. During 1998, we invested $156 million for development costs including recompletions and development drilling. Since January 1, 1994, we have drilled 102 development wells. Of these wells, 90% were productive and 80% were operated by us.

GEOGRAPHIC FOCUS

     We believe that long-term success requires extensive knowledge of geologic and operating conditions in the areas where we operate. Because of this belief, we focus our efforts on a limited number of geographic areas where we can use our core competencies, such as geological and geophysical analyses through the application of 3-D seismic and other advanced technologies, expertise in marine operations and significant influence on operations. Our current focus areas include the Gulf of Mexico, onshore Gulf Coast and offshore Australia and China.

     GULF OF MEXICO. We believe that our focus in the Gulf of Mexico is the foundation for our continued growth. The Gulf of Mexico is a prolific oil and gas province, accounting for approximately 25% of domestic natural gas production, and we believe that it has significant remaining undiscovered reserve potential. Our management and technical personnel have extensive experience in the Gulf of Mexico, and our geographic focus assists us in controlling operating and administrative costs. The Gulf of Mexico has a substantial existing infrastructure, including gathering systems, platforms and pipelines, and numerous drilling and service companies maintain a substantial presence there, facilitating cost effective operations and the timely development of discoveries. In addition, significant amounts of geologic data, including 3-D seismic data, are available at reasonable cost.

     ONSHORE GULF COAST. Building on our core competencies, we established onshore Gulf Coast operations in 1995 as a natural extension of our offshore effort. To date, our onshore efforts have been focused in southern Louisiana and the Texas Gulf Coast. We have acquired 482 square miles of 3-D seismic data and interests in approximately 8,000 gross acres in southern Louisiana. Since commencing operations, we have participated in the drilling of six exploratory wells in southern Louisiana. Of these wells, 33% were productive and 50% were operated by us. We have also acquired 330 square miles of 3-D seismic data and interests in approximately 28,000 gross acres in southern Texas.

     INTERNATIONAL ACTIVITIES. We continue to evaluate and pursue new opportunities for international expansion in areas where we can use our core competencies. We believe these areas include offshore Australia, China, West Africa and South America. To date, we have expanded our operations to Australia and China.

     Australia. On July 15, 1999, we acquired Gulf Australia Resources Limited. Please read "--Recent Developments -- Gulf Australia" below for a description of Gulf Australia's business.

     China. In 1997, we acquired a 35% interest in a production sharing license that now covers approximately 300,000 acres in the Bohai Bay, offshore China. The property does not have any current production. Our work program for the Bohai Bay includes seismic evaluation in 1999 and the drilling of one exploratory well in 2000.

CONTROL OF OPERATIONS AND COST

     We prefer to operate our properties in order to manage production performance and to control operating expenses, the timing and amount of capital expenditures and the application of technology. Properties operated by us accounted for 84% of our total equivalent production for the six months ended June 30, 1999. Our geographic focus enables us to manage a large asset base with a relatively small number of employees and to add successful exploratory and development wells and proved property acquisitions at relatively low incremental costs. We also use independent contractors for much of our field operations activities to control costs. As a result of our control of operations and costs, we had lease operating expense of $0.38 per Mcfe for the 12 months ended June 30, 1999, which we believe to be below the industry average.

TECHNOLOGY

     We use advanced technology in our exploration and development activities to reduce our risks and lower our costs. We currently hold licenses or have access to 3-D seismic surveys covering approximately 2,200 blocks (approximately 11.3 million acres) in the Gulf of Mexico, 812 square miles in southern Louisiana and Texas and 5,000 square kilometers offshore Australia, including coverage of substantially all of the producing fields we operate. In addition, we hold licenses or have access to more than 380,000 miles of recent vintage conventional seismic data in the Gulf of Mexico and own a library containing logs on more than 4,600 wells drilled in our focus area.

MANAGEMENT AND EMPLOYEES

     One of our principal management philosophies is to provide incentives to, and reward, our employees through equity ownership and performance-based compensation. As of December 31, 1998, our employees owned or had options to acquire an aggregate of approximately 11% of our outstanding common stock on a fully diluted basis.

RECENT DEVELOPMENTS

     GULF AUSTRALIA. On July 15, 1999, we purchased Gulf Australia. The acquisition includes interests in two producing oil fields with identified drilling potential in the Timor Sea, offshore Australia. The acquired Jabiru and Challis fields are currently producing at a net daily rate of 6 MBbls of oil per day. The Jabiru field has cumulative gross production of 100 MMBbls of oil and the Challis field has cumulative gross production of 50 MMBbls of oil. We plan to drill two or three infill wells in 2000, which should increase the oil production rate and extend the economic life of the fields.

     The Gulf Australia acquisition includes an interest in ten exploration and production licenses covering three million gross acres in the Timor Sea and 5,000 square kilometers of 3-D seismic data. Current drilling plans on these licenses include seven exploratory wells over the next two to three years. The combined net cost of the seven tests is approximately $25 million. Offshore exploration expenses are deductible against income generated from offshore production for Australian tax purposes, making the net after-tax cost of this anticipated exploration drilling approximately $10 million.

     We funded the Gulf Australia acquisition with $23 million of borrowings under our credit facility. Included in the purchase price was a substantial amount of working capital, including an inventory of 479 MBbls of oil.

     OCEAN ENERGY. On July 21, 1999, we entered into an agreement with Ocean Energy, Inc. to acquire its interest in three Gulf of Mexico oil and gas fields for approximately $66 million. We expect the transaction to close by mid-August. Production from these fields, net to the interests to be acquired, is approximately 25 MMcfe per day and the production is 70% oil. The purchase price and the interests to be acquired are subject to customary adjustments, including the possible exercise of preferential purchase rights by third parties.

     OTHER PENDING ACQUISITIONS. We are currently in the latter stages of negotiating additional proved property acquisitions in the Gulf of Mexico from multiple sellers. If we successfully complete the acquisitions, we expect the aggregate purchase price for the interests in more than 20 fields to be approximately $25 million. The purchase price and the interests to be acquired will be subject to customary adjustments, including the possible exercise of preferential purchase rights by third parties.

OUR EXECUTIVE OFFICES

     Our company was incorporated in Delaware in 1988. The address of our principal executive offices is 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and our telephone number is (281) 847-6000. We maintain a web site on the Internet at http://www.newfld.com.

                           FINANCIAL DATA OF NEWFIELD

     The following table presents summary financial data derived from our consolidated financial statements. This summary is qualified in its entirety by the detailed information and financial statements of Newfield included in the documents incorporated in the prospectus by reference.

                                                                        SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,            JUNE 30,
                                      ------------------------------   -------------------
                                        1996       1997       1998       1998       1999
                                      --------   --------   --------   --------   --------
                                        (IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)
INCOME STATEMENT DATA:
Oil and gas revenues................  $149,256   $199,399   $195,685   $ 99,884   $112,986
                                      --------   --------   --------   --------   --------
Operating expenses:
  Lease operating...................    16,946     24,308     35,345     16,052     18,767
  Depreciation, depletion and
     amortization...................    64,026     94,000    123,147     57,749     73,850
  Ceiling test writedown............        --      4,254    104,955         --         --
  General and administrative, net...     7,552     11,093      9,848      5,494      6,256
  Stock compensation(1).............     1,943      1,177      2,222      1,108        991
                                      --------   --------   --------   --------   --------
          Total operating
            expenses................    90,467    134,832    275,517     80,403     99,864
                                      --------   --------   --------   --------   --------
Income (loss) from operations.......    58,789     64,567    (79,832)    19,481     13,122
Interest income (expense), net......       497     (2,146)    (8,544)    (3,265)    (6,361)
                                      --------   --------   --------   --------   --------
Income (loss) before income taxes...    59,286     62,421    (88,376)    16,216      6,761
Income tax provision (benefit)......    20,792     21,818    (30,677)     5,732      2,556
                                      --------   --------   --------   --------   --------
Net income (loss)...................  $ 38,494   $ 40,603   $(57,699)  $ 10,484   $  4,205
                                      ========   ========   ========   ========   ========
Basic earnings (loss) per common
  share.............................  $   1.10   $   1.14   $  (1.55)  $   0.29   $   0.10
                                      ========   ========   ========   ========   ========
Diluted earnings (loss) per common
  share.............................  $   1.03   $   1.07   $  (1.55)  $   0.27   $   0.10
                                      ========   ========   ========   ========   ========
Weighted average number of shares
  outstanding for basic earnings per
  share.............................    34,872     35,612     37,312     36,113     40,796
Weighted average number of shares
  outstanding for diluted earnings
  per share.........................    37,409     38,017     37,312     38,316     41,967
OTHER DATA:
Capital expenditures................  $163,823   $253,159   $310,772   $143,044   $ 48,086
Net cash provided by operating
  activities before changes in
  operating assets and
  liabilities.......................   125,226    161,852    141,948     75,073     81,602
Net cash provided by operating
  activities........................   127,494    160,338    146,575     81,919     74,520
EBITDA(2)...........................   123,732    159,689    149,234     77,842     87,260
Ratio of earnings to fixed
  charges(3)........................      28.4x       9.5x       n/m(4)      3.3x      1.8x

                                               DECEMBER 31,                 JUNE 30,
                                      ------------------------------   -------------------
                                        1996       1997       1998       1998       1999
                                      --------   --------   --------   --------   --------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital surplus (deficit)...  $ 11,436   $    372   $ (8,806)  $ (4,816)  $  4,335
Oil and gas properties, net.........   328,615    483,954    578,423    569,529    553,000
Total assets........................   395,938    553,621    629,311    624,321    598,158
Long-term debt......................    60,000    129,623    208,650    191,636    184,664
Stockholders' equity................   239,902    292,048    323,948    304,530    340,342

---------------

(1) Stock compensation represents noncash stock compensation charges.
(2) EBITDA represents net income plus income taxes, interest expense, depreciation, depletion and amortization expense. EBITDA is not presented as an indicator of our operating performance, an indicator of cash available for discretionary spending or as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures of other companies.
(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense and the estimated interest component of rent expense.
(4) Earnings for the year ended December 31, 1998 were insufficient to cover fixed charges by approximately $88.4 million.

                                 OPERATING DATA

     The following table presents information about our oil and gas operations.

                                                                 SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,         JUNE 30,
                                   ---------------------------   -----------------
                                    1996      1997      1998      1998      1999
                                   -------   -------   -------   -------   -------
Production:
  Oil and condensate (MBbls).....    2,558     3,424     3,643     1,905     1,710
  Gas (MMcf).....................   41,323    53,505    66,634    31,032    43,300
  Total production (MMcfe).......   56,670    74,049    88,494    42,460    53,561
Average realized prices:
  Oil and condensate (per Bbl)...  $ 20.89   $ 19.08   $ 12.75   $ 13.69   $ 13.03
  Gas (per Mcf)..................     2.32      2.51      2.25      2.38      2.10
Average costs (per Mcfe):
  Lease operating................  $  0.30   $  0.33   $  0.40   $  0.38   $  0.35
  Depreciation, depletion and
     amortization................     1.13      1.27      1.39      1.36      1.38
  General and administrative,
     net.........................     0.13      0.15      0.11      0.13      0.12

                            OIL AND GAS RESERVE DATA

     The following table presents information regarding our estimated proved oil and gas reserves and the present value of those reserves. All information in this prospectus supplement relating to oil and gas reserves and the present value of those reserves is based upon estimates prepared by us and is net to our interest.

                                                             DECEMBER 31,
                                                    ------------------------------
                                                      1996       1997       1998
                                                    --------   --------   --------
Proved reserves:
  Oil and condensate (MBbls)......................    13,659     16,307     15,171
  Gas (MMcf)......................................   241,385    337,481    422,277
  Gas equivalent (MMcfe)..........................   323,339    435,323    513,304
Present value of proved reserves (in
  thousands)(1)...................................  $859,817   $654,669   $549,818

---------------

(1) Present values of proved reserves were calculated using prices of $4.07 per Mcf and $24.15 per Bbl as of December 31, 1996, $2.58 per Mcf and $17.11 per Bbl as of December 31, 1997 and $2.12 per Mcf and $9.98 per Bbl as of December 31, 1998.

                                  THE OFFERING

TITLE......................    % Cumulative Quarterly Income Convertible
                             Preferred Securities, Series A (QUIPS(SM))

SECURITIES OFFERED.........  2,500,000 QUIPS by Newfield Financial Trust I. In
                             addition, the trust has granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 375,000 QUIPS at the initial public offering price. The underwriters may exercise this option solely to cover over-allotments, if any. Each QUIPS represents a preferred undivided beneficial interest in the assets of the trust.

ISSUER.....................  Newfield Financial Trust I is a Delaware business trust and a subsidiary of Newfield. The address of its principal office is c/o Newfield Exploration Company, 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and its telephone number is
                             (281) 847-6000.

DEBENTURES.................  The trust will use the proceeds from the sale of
                             the QUIPS to purchase   % Junior Subordinated
                             Convertible Debentures, Series A due 2029 from us. The debentures will have the same financial terms as the QUIPS.

DISTRIBUTIONS..............  If you purchase QUIPS, you will be entitled to receive cash distributions at the annual rate of
                               % of the $50 liquidation preference per QUIPS.
                             Distributions are cumulative and will begin to accumulate on the date of original issuance of the
                             QUIPS, which we expect to be                     ,
                             1999. Distributions will be payable quarterly, in
                             arrears, on           ,           ,           and
                                       of each year beginning             ,
                             1999, unless we defer interest payments on the debentures.

DISTRIBUTION DEFERRAL......  If we defer interest payments on the debentures, the trust will defer distribution payments on the QUIPS. During a deferral period, distributions will continue to accumulate on the QUIPS. Additional cash distributions will accumulate on any deferred distributions. We can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default on the debentures has occurred and is continuing. We cannot, however, defer interest payments beyond the earlier of the maturity date of
                             the debentures, which is                     ,
                             2029, or the date the debentures are redeemed. If we defer payments of interest on the debentures, you will be required to include accrued interest income, as original issue discount, for the deferred stated interest allocable to your QUIPS in your gross income for United States federal income tax purposes before you actually receive the related cash distributions.

CONVERSION INTO COMMON
  STOCK....................  Unless the trust has redeemed the QUIPS, you will have the right to convert your QUIPS into shares of
                             our common stock at any time prior to             ,
                             2029. QUIPS that have been called for redemption may only be converted before the close of business on the applicable redemption date. The QUIPS will convert into our common stock at a
                             conversion rate of      shares of common stock for
                             each QUIPS. The conversion rate will be adjusted for some dilutive events. The conversion rate is
                             equivalent to a conversion price of $     per share
                             of our common stock. The last reported sale price of our common stock on the New York Stock Exchange Composite Transaction Reporting System on July 30, 1999 was $28 15/16 per share.

REDEMPTION BY THE TRUST....  The trust will redeem all outstanding QUIPS when the debentures are paid at maturity on
                                                 , 2029. In addition, we can
                             make the trust redeem all or some of the QUIPS at
                             any time on or after                     , 2002 by
                             redeeming the debentures at the redemption price described on page S-41, plus any accrued and unpaid distributions. If that happens, the trust will use the cash it receives from our redemption of the debentures to redeem, on a pro rata basis, QUIPS of an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed.

SPECIAL EVENT EXCHANGE OR
  REDEMPTION...............  The trust will exchange all outstanding QUIPS for debentures upon the occurrence of a tax event described below or a change in law that could require the trust to register as an investment company under the Investment Company Act of 1940. However, upon the occurrence of a tax event, we may elect to cause the trust to exchange none or fewer than all of the outstanding QUIPS if we pay additional amounts to the trust so that the distributions to holders of the QUIPS are not reduced because of the tax event. In addition, if a tax event occurs, we may elect to redeem all of the debentures at the tax redemption price described in "Description of the QUIPS -- Special Event Exchange or Redemption," plus accrued and unpaid interest. We may only exercise this right within 90 days of the tax event.

                             A tax event generally means specified tax changes that could result in:

                             - the trust being subject to United States federal
                               income taxes or more than a de minimis amount of other governmental charges, or

                             - the non-deductibility of interest payments on the
                               debentures.

CONDITIONAL RIGHT TO
SHORTEN STATED MATURITY OF
  THE DEBENTURES...........  We can shorten the stated maturity of the
                             debentures to as early as           , 2014, if
                             there are specified tax changes that could result in the non-deductibility of interest payments on the debentures, as more fully described on page S-42 of this prospectus supplement. If we exercise this option, the trust will redeem all of the outstanding QUIPS when the debentures are paid on their new maturity date.

LIQUIDATION PREFERENCE.....  If the trust is liquidated and the debentures are not distributed to you, you will generally be entitled to receive $50 per QUIPS plus accrued and unpaid distributions on each QUIPS you hold.

THE GUARANTEE..............  We will guarantee the trust's payment obligations on the QUIPS to the extent described in this prospectus supplement. Under the guarantee, we will guarantee the trust's payment obligations, but only to the extent the trust has sufficient funds to make payments on the QUIPS. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the QUIPS in which case you will be unable to rely on the guarantee for payment. Our obligations under the guarantee are junior to our obligations to make payments on all of our other liabilities, except as discussed elsewhere in this prospectus supplement and the prospectus.

DISSOLUTION OF THE TRUST
AND DISTRIBUTION OF THE
  DEBENTURES...............  We have the right to dissolve the trust at any time. If we exercise this right, the trust will redeem the QUIPS by distributing the debentures to you. If a tax event or a change in law that could require the trust to register as an investment company under the Investment Company Act of 1940 occurs, the trust may be required to redeem the QUIPS by distributing the debentures to you.

USE OF PROCEEDS............  The trust will use the proceeds from the sale of the QUIPS to purchase debentures from us. We will use the net proceeds from the sale of the debentures to the trust to repay outstanding indebtedness under our revolving credit facility and money market lines of credit and to fund a portion of the purchase price for the acquisition of oil and gas property interests from Ocean Energy described above under "--Recent Developments--Ocean Energy."

VOTING RIGHTS..............  Generally, you will not have any voting rights as a holder of QUIPS.

LISTING....................  We have applied to have the QUIPS listed on the New
                             York Stock Exchange. We expect trading of the QUIPS to begin within 30 days after they are first issued. You should be aware that listing will not ensure that an active trading market will be available for the QUIPS.

                                  RISK FACTORS

     Your investment in the QUIPS will involve risks. You should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the prospectus before deciding whether an investment in the QUIPS is appropriate for you.

THE TRUST MAY BE UNABLE TO MAKE DISTRIBUTIONS ON THE QUIPS IF WE DEFAULT ON OUR SENIOR DEBT BECAUSE OUR OBLIGATIONS TO PAY ON THE DEBENTURES AND THE GUARANTEE ARE JUNIOR TO OUR PAYMENT OBLIGATIONS UNDER OUR SENIOR DEBT.

     Because of the subordinated nature of the guarantee and the debentures, we:

     - will not be permitted to make any payments of principal, including redemption payments, or interest on the debentures if we default on our senior debt, as described under "Description of the Debentures--Subordination" in the prospectus;

     - will not be permitted to make payments on the guarantee if we default on any of our other liabilities, including senior debt, other than liabilities that are equal or subordinate to the guarantee by their terms as described under "Description of the Guarantee" in this prospectus supplement and in the prospectus; and

     - must pay all of our senior debt before we make payments on the guarantee or the debentures if we become bankrupt, liquidate or dissolve.

     The QUIPS, the guarantee and the debentures do not limit our ability to incur additional indebtedness, including indebtedness that ranks senior to the debentures and the guarantee. As of July 30, 1999, we had approximately $197 million of senior debt.

THE DEBENTURES WILL BE EFFECTIVELY SUBORDINATED TO OBLIGATIONS OF OUR SUBSIDIARIES.

     The debentures will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligation to pay, or make funds available to pay, any amounts due on the debentures, the QUIPS or the guarantee. While none of our domestic operations are conducted by subsidiaries, all of our international operations are conducted by subsidiaries. At June 30, 1999, our subsidiaries had total combined assets of $11.5 million, net of receivables from us, and liabilities of $0.2 million, exclusive of net payables to us. Since Gulf Australia is a subsidiary that was acquired after June 30, 1999, its assets and liabilities are not included in the preceding amounts. If exploratory drilling on our Gulf Australia acreage is successful, we may make significant future investments.

THE GUARANTEE ONLY GUARANTEES PAYMENTS ON THE QUIPS IF THE TRUST HAS CASH AVAILABLE.

     If we fail to make payments on the debentures, the trust will be unable to make the related distribution, redemption or liquidation payments on the QUIPS. In those circumstances, you cannot rely on the guarantee for payments of those amounts.

     Instead, if we are in default under the debentures, you may:

     - rely on the property trustee of the trust to enforce the trust's rights under the debentures, or

     - directly sue us or seek other remedies to collect your pro rata share of payments owed.

OUR RIGHT TO DEFER INTEREST PAYMENTS ON THE DEBENTURES HAS TAX CONSEQUENCES FOR YOU.

     We can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the debentures has occurred and is continuing. We, however, cannot defer interest payments beyond the earlier of the maturity
date of the debentures, which is          , 2029, or the date the debentures are
redeemed. If we defer interest payments on the debentures, the trust will also defer distribution payments on the QUIPS. During a deferral period, distributions will continue to accumulate on the QUIPS. Also, additional distributions will accumulate on any deferred distributions at an annual rate of
  %, compounded quarterly, to the extent permitted by law.

     If we defer payments of interest on the debentures, you will be required to accrue interest income, as original issue discount, for the deferred interest allocable to your share of QUIPS for United States federal income tax purposes. As a result, you will include that income in gross income for United States federal income tax purposes prior to your receipt of any cash distributions. In addition, you will not receive cash from the trust related to that income if you sell your QUIPS prior to the record date for those distributions. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE QUIPS. Please read "Federal Income Tax Consequences" for more information regarding the tax consequences of holding and selling the QUIPS.

OUR RIGHT TO DEFER INTEREST PAYMENTS ON THE DEBENTURES MAY AFFECT THE MARKET PRICE OF THE QUIPS.

     If we defer interest payments on the debentures in the future, the market price of the QUIPS may not fully reflect the value of accrued but unpaid interest on the debentures. If you sell QUIPS during a deferral period, you may not receive the same return on investment as someone who continues to hold QUIPS. In addition, our right to defer interest payments on the debentures may mean that the market price for the QUIPS will be more volatile than other securities that are not subject to these rights.

THE TRUST MAY REDEEM THE QUIPS WITHOUT YOUR CONSENT IF SPECIFIED TAX CHANGES OCCUR THAT RENDER INTEREST PAYMENTS ON THE DEBENTURES NON-DEDUCTIBLE OR SUBJECT THE TRUST TO TAXATION.

     If specified tax changes occur that render interest payments on the debentures non-deductible or subject the trust to taxation, as more fully described under "Description of the QUIPS--Special Event Exchange or Redemption" on page S-34 of this prospectus supplement, we may redeem all of the debentures at the tax redemption price, plus accrued and unpaid interest. If that happens, the trust will use the cash it receives from the redemption of the debentures to redeem the QUIPS.

WE MAY CAUSE THE QUIPS TO BE REDEEMED ON OR AFTER                     , 2002
WITHOUT YOUR CONSENT.

     We may redeem all or some of the debentures at our option at any time on or
after                , 2002 without your consent. The redemption price you would receive in that event may vary, but will be at least 100% of the principal amount to be redeemed plus any accrued and unpaid interest. Please read "Description of the QUIPS--Optional Redemption" on page S-35 of this prospectus supplement. You should assume that we will exercise our redemption option if we can refinance the debentures at a lower interest rate or if it is otherwise in our interest to redeem the debentures. If a redemption occurs, the trust will use the cash it receives from the redemption of the debentures to redeem an equivalent amount of QUIPS and common securities on a pro rata basis.

WE MAY SHORTEN THE STATED MATURITY OF THE DEBENTURES WITHOUT YOUR CONSENT.

     We may shorten the stated maturity of the debentures to as early as
            , 2014 if specified tax changes relating to non-deductibility of interest payments on the debentures occur, as more fully described under "Description of the Debentures -- Our Right to Shorten Maturity."

If that happens, the trust will redeem all of the QUIPS when the debentures are paid on their new maturity date.

DISTRIBUTION OF THE DEBENTURES TO YOU MAY HAVE ADVERSE TAX AND OTHER CONSEQUENCES FOR YOU.

     We may terminate the trust at any time. If that happens, the trust will redeem the QUIPS by distributing the debentures to you.

     Under current United States federal income tax laws, a distribution of debentures on the dissolution of the trust would not be a taxable event to you. Nevertheless, if there is a change in law, a distribution of debentures on the dissolution of the trust could also be a taxable event to you.

     We do not currently intend to terminate the trust and cause the distribution of the debentures. However, we may do so at any time. We anticipate that we would consider exercising this right if expenses associated with maintaining the trust were substantially greater than currently expected.

     We cannot predict the market prices for the debentures that may be distributed. Accordingly, any debentures you receive on a distribution, or the QUIPS you hold pending that distribution, may trade at a discount to the price you paid to purchase the QUIPS.

     Because you may receive debentures, you should make an investment decision about the debentures in addition to the QUIPS. You should carefully review all the information regarding the debentures contained in this prospectus supplement and the prospectus.

TRADING PRICES OF THE QUIPS MAY NOT REFLECT THE VALUE OF ACCRUED BUT UNPAID INTEREST ON THE DEBENTURES.

     The QUIPS are a new series of securities with no established trading market. The QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying debentures. For tax purposes if you dispose of your QUIPS between record dates for payments of distributions you will be required to:

     - include accrued but unpaid interest on the debentures through the date of disposition in your gross ordinary income as original issue discount and

     - add that amount to your adjusted tax basis in your pro rata share of the underlying debentures that you are deemed to have disposed.

Accordingly, you will recognize a capital loss to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than your adjusted tax basis, which will include accrued but unpaid interest. In most instances, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET FOR THE QUIPS WILL DEVELOP.

     Prior to this offering, there has been no public market for the QUIPS. The underwriters currently plan to make a market in the QUIPS. However, we cannot assure you that the underwriters will engage in those activities or that an active trading market for the QUIPS will develop or be sustained. If a market were to develop, the QUIPS could trade at prices that may be higher or lower than their initial public offering price depending upon many factors, including:

     -  prevailing interest rates,

     -  our common stock price,

     -  our operating results and

     -  the market for similar securities.

YOU WILL HAVE LIMITED VOTING RIGHTS AS A HOLDER OF QUIPS.

     As a holder of QUIPS, you will have limited voting rights relating only to the modification of the QUIPS and, in specified circumstances, the exercise of the trust's rights as holder of the debentures and the guarantee. Only we can replace or remove any of the trustees or increase or decrease the number of trustees.

WE DO NOT INTEND TO PAY, AND ARE RESTRICTED IN OUR ABILITY TO PAY, DIVIDENDS ON OUR COMMON STOCK INTO WHICH YOUR QUIPS MAY BE CONVERTED.

     We have not paid cash dividends in the past and do not intend to pay dividends on our common stock in the foreseeable future. We have no obligation to pay dividends on our common stock into which your QUIPS may be converted. We currently intend to retain any earnings for the future operation and development of our business. Our ability to make dividend payments in the future will depend on our future performance and liquidity. In addition, our credit facility contains restrictions on our ability to pay cash dividends on our capital stock, including our common stock.

OIL AND GAS PRICES FLUCTUATE WIDELY, AND LOW PRICES FOR AN EXTENDED PERIOD OF TIME ARE LIKELY TO HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

     Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas. These prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redeterminations based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and gas that we can economically produce.

     Prices for oil and gas fluctuate widely. For example, oil and gas prices declined significantly in 1998 and, for an extended period of time, remained substantially below prices received in recent years. Among the factors that can cause fluctuations are:

     -  the domestic and foreign supply of oil and natural gas,
     -  the price of foreign imports,
     -  world-wide economic conditions,
     -  political conditions in oil and gas producing regions,
     -  the level of consumer demand,
     -  weather conditions,
     -  domestic and foreign governmental regulations and
     -  the price and availability of alternative fuels.

     We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases. Please read our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q for a more detailed discussion of our hedging program.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO REPLACE RESERVES THAT WE PRODUCE.

     Our future success depends on our ability to find, develop and acquire oil and gas reserves that are economically recoverable. As is generally the case in the Gulf Coast region, our producing properties in that region usually have high initial production rates, followed by steep declines in production. As of December 31, 1998, our proved reserves, if produced constantly at the then current rate of production, would produce for approximately five years. As a result, we must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. We must do this even during periods of low oil and gas prices when it is difficult to raise the capital necessary to finance these activities. Without successful exploration or acquisition activities, our reserves, production and revenues will decline rapidly. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost.

SUBSTANTIAL CAPITAL IS REQUIRED TO REPLACE AND GROW RESERVES.

     We make, and will continue to make, substantial expenditures for the development, exploration, acquisition and production of oil and natural gas reserves. We made capital expenditures, including exploration expense, of $253 million during 1997 and $311 million during 1998. We plan to make capital expenditures, including the acquisition from Ocean Energy but not other future acquisitions, of $200 million in 1999, of which we spent $48 million as of June 30, 1999. We believe that we will have sufficient cash provided by operating activities and borrowings under our credit facility to fund planned capital expenditures in 1999 and 2000. If, however, lower oil and gas prices or operating difficulties result in our cash flow from operations being less than expected or limit our ability to borrow under our credit facility, we may be unable to expend the capital necessary to undertake or complete our drilling program unless we raise additional funds through debt or equity financings. We cannot assure you that debt or equity financing, cash generated by operations or borrowing capacity will be available to meet these requirements.

IF OIL AND GAS PRICES DECREASE, WE MAY BE REQUIRED TO TAKE ADDITIONAL
WRITEDOWNS.

     There is a risk that we will be required to writedown the carrying value of our oil and gas properties when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

     We capitalize the costs to acquire, explore for and develop our oil and gas properties. Under the full cost accounting method we use, the net capitalized costs of our oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves, using constant oil and gas prices and a 10% discount factor, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of this excess to earnings. This type of charge will not affect our cash flow from operating activities, but it will reduce the book value of our stockholders' equity. We review the carrying value of our properties quarterly, based on prices in effect as of the end of each quarter or as of the time of reporting our results. The carrying value of oil and gas properties is computed on a country-by-country basis. Therefore, while our properties in one country may be subject to a writedown, our properties in other countries could be unaffected. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase.

     Primarily because of low oil and gas prices, we recorded a writedown of the carrying value of our properties for the year ended December 31, 1998 in the amount of $105 million. Although the prices of oil and gas have recently recovered, we cannot assure you that we will not be required to take additional writedowns in future periods.

RESERVE ESTIMATES ARE INHERENTLY UNCERTAIN AND DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE.

     Estimating accumulations of oil and gas is complex, but it is not an exact science because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geologic, geophysic, engineering and production data. The extent, quality and reliability of this technical data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

     -  the quality and quantity of available data;
     -  the interpretation of that data;
     -  the accuracy of various mandated economic assumptions; and
     -  the judgment of the persons preparing the estimate.

Our proved reserve information included in this prospectus supplement and incorporated by reference in the prospectus is based on estimates we prepared. Estimates prepared by others might differ materially from our estimates.

     Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing oil and gas prices. Our reserves may also be susceptible to drainage by operators on adjacent properties.

     You should not assume that the present value of future net cash flows included in this prospectus supplement or incorporated by reference in the prospectus is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

WE MAY BE SUBJECT TO RISKS IN CONNECTION WITH FUTURE ACQUISITIONS.

     The successful acquisition of producing properties requires an assessment of several factors, including:

     -  recoverable reserves;
     -  future oil and gas prices;
     -  operating costs; and
     -  potential environmental and other liabilities.

     The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices, which usually includes on-site inspections and the review of reports filed with the Minerals Management Service for environmental compliance. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are generally not entitled to contractual indemnification for environmental liabilities and acquire structures on a property on an "as is" basis.

COMPETITIVE INDUSTRY CONDITIONS MAY NEGATIVELY AFFECT OUR ABILITY TO CONDUCT OPERATIONS.

     Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop these properties. Many of our competitors have financial resources and exploration and development budgets that are substantially greater than ours, which may adversely affect our ability to compete with these companies.

EXPLORATION AND DEVELOPMENT DRILLING IS A HIGH-RISK ACTIVITY.

     Our future success will depend on the success of our exploration and development drilling programs. In addition to the numerous operating risks described in more detail below, these activities involve the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     -  unexpected drilling conditions;
     -  pressure or irregularities in formations;
     -  equipment failures or accidents;
     -  adverse weather conditions;
     -  compliance with governmental requirements; and
     - shortages or delays in the availability of drilling rigs and the delivery of equipment.

THE OIL AND GAS BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES; INSURANCE MAY NOT PROTECT US AGAINST ALL THESE RISKS.

     The oil and gas business involves a variety of operating risks, including:

     -  fires;
     -  explosions;
     -  blow-outs;
     -  uncontrollable flows of oil, gas, formation water or drilling fluids;
     -  natural disasters;
     -  pipe or cement failures;
     -  casing collapses;
     -  embedded oilfield drilling and service tools;
     -  abnormally pressured formations; and
     - environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

     If any of these events occur, we could incur substantial losses as a result of:

     -  injury or loss of life;
     - severe damage to and destruction of property, natural resources and equipment;
     -  pollution and other environmental damage;
     -  clean-up responsibilities;
     -  regulatory investigation and penalties;
     -  suspension of our operations; and
     -  repairs to resume operations.

     If we experience any of these problems, our ability to conduct operations could be adversely affected.

     Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development and acquisitions, or result in loss of properties.

     We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.

WE HAVE RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS.

     We continue to evaluate and pursue new opportunities for international expansion in areas where we can use our core competencies. We believe these areas include offshore Australia, China, West Africa and South America. To date, we have expanded our operations to Australia and China. If our exploratory drilling in Australia and China is successful, we may make significant future investments in these areas.

     Ownership of property interests and production operations in areas outside the United States are subject to the various risks inherent in foreign operations. These risks may include:

     -  currency restrictions and exchange rate fluctuations;
     - loss of revenue, property and equipment as a result of expropriation, nationalization, war or insurrection;
     -  increases in taxes and governmental royalties;
     - renegotiation of contracts with governmental entities and quasi-governmental agencies;
     - change in laws and policies governing operations of foreign-based companies;
     -  labor problems; and
     - other uncertainties arising out of foreign government sovereignty over our international operations.

     Our international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States. Four labor unions represent our non-administrative employees in Australia.

WE DEPEND ON OUR KEY PERSONNEL.

     Our operations depend on a relatively small group of management and technical personnel. The loss of one or more of these individuals could have a material adverse effect on us.

THE RECENT DEPRESSED FINANCIAL CONDITIONS IN THE OIL AND GAS INDUSTRY MAY CHANGE OUR EXPLORATION AND DEVELOPMENT PLANS.

     The recent low prices for oil and gas have limited the access of many independent oil and gas companies to the capital necessary to finance activities. Most oil and gas companies have substantially reduced their capital budgets for 1999 and 2000. As a result, some of the other working interest owners of our wells may be unwilling or unable to pay their share of the costs of projects as they become due. These problems could cause us to change, suspend or terminate our exploration and development plans with respect to the affected project.

WE ARE SUBJECT TO COMPLEX LAWS THAT CAN AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Exploration, development, production and sale of oil and gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

     -  discharge permits for drilling operations;
     -  drilling bonds;
     -  reports concerning operations;
     -  the spacing of wells;
     -  unitization and pooling of properties; and
     -  taxation.

     Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

OUR CERTIFICATE OF INCORPORATION, STOCKHOLDERS RIGHTS AGREEMENT AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE AN ACQUISITION OR CHANGE OF CONTROL OF OUR COMPANY.

     Our stockholders rights agreement, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices.

WE FACE RISKS REGARDING YEAR 2000 ISSUES.

     Year 2000 issues result from the inability of computer programs or computerized equipment to accurately calculate, store or use a date subsequent to December 31, 1999. The erroneous date can be interpreted in a number of different ways; typically, the year 2000 is interpreted as the year 1900. This could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business. Please read our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q for a discussion of our preparedness with respect to year 2000 issues.

                           CAPITALIZATION OF NEWFIELD

     The following table shows our unaudited historical capitalization at June 30, 1999. The table also reflects adjustments for the issuance of the QUIPS and our application of the net proceeds from the sale of the debentures to the trust as described under "Use of Proceeds" assuming the transaction had occurred on June 30, 1999. You should read it together with our financial statements and other information included in the documents incorporated by reference in the prospectus.

                                                                AS OF JUNE 30, 1999
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Long-term debt:
  Credit facility and money market lines(1).................   $ 60,000     $     --
  7.45% Senior Notes due 2007...............................    124,664      124,664
                                                               --------     --------
          Total long-term debt..............................    184,664      124,664
                                                               --------     --------
Company-obligated mandatorily redeemable convertible
  preferred securities of a subsidiary trust................         --      125,000
                                                               --------     --------
Stockholders' equity:
  Preferred stock ($0.01 par value; 5,000,000 shares
     authorized; no shares issued)..........................         --           --
  Common stock ($0.01 par value; 100,000,000 shares
     authorized; 41,389,899 issued and outstanding).........        414          414
Additional paid-in capital..................................    261,939      261,939
Unearned compensation.......................................     (4,125)      (4,125)
Retained earnings...........................................     82,114       82,114
                                                               --------     --------
          Total stockholders' equity........................    340,342      340,342
                                                               --------     --------
          Total capitalization..............................   $525,006     $590,006
                                                               ========     ========

---------------

(1) See "Use of Proceeds" for information regarding our credit facility and money market lines.

                       ACCOUNTING TREATMENT OF THE QUIPS

     The trust will be treated as our subsidiary for financial reporting purposes. Accordingly, the accounts of the trust will be included in our consolidated financial statements. We will account for the QUIPS in our consolidated balance sheets as a separate line item under Minority Interests entitled "Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust." We will also include appropriate disclosures about the QUIPS, the debentures and the guarantee in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the QUIPS as a non-operating expense on our consolidated statements of income.

                                USE OF PROCEEDS

     The estimated net proceeds from the offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $121 million. If the underwriters exercise their over-allotment option in full, the total net proceeds will be approximately $139 million. All of the proceeds from the sale of the QUIPS will be invested by the trust in the debentures. We intend to use a portion of the proceeds from the sale of the debentures to the trust to repay outstanding debt under our revolving credit facility and money market lines of credit, $23 million of which we incurred to fund the purchase of Gulf Australia. We also intend to use a portion of the proceeds to fund a part of the purchase price of the acquisition of property interests from Ocean Energy as described under "Prospectus Supplement Summary--Recent Developments--Ocean Energy." As of July 30, 1999, we had $69 million of borrowings outstanding under our credit facility and $3 million of borrowings outstanding under our money market lines of credit.

     Our credit facility is a $225 million revolving facility that matures on October 31, 2002 with a current available borrowing base of $150 million. As of June 30, 1999, the effective annual interest rate on the outstanding borrowings under the credit facility was 5.69%. Our money market lines of credit are with various banks and the aggregate amount available is limited by our credit facility to $25 million. Amounts currently outstanding under the credit facility and money market lines of credit were incurred primarily to fund acquisitions and exploration and development activities. We expect to borrow additional amounts under our credit facility and money market lines of credit from time to time to fund capital expenditures, including pending acquisitions, and for other general corporate purposes. For a discussion of our pending acquisitions, please read "Prospectus Supplement Summary--Recent Developments."

                      PRICE RANGE OF NEWFIELD COMMON STOCK

     Our common stock trades on the New York Stock Exchange under the symbol "NFX." The following table shows the range of high and low sales prices of our common stock as reported by the New York Stock Exchange during the periods shown.

                                                              HIGH     LOW
                                                              ----     ---
1997
  First Quarter.............................................  $28      $18 1/2
  Second Quarter............................................   23 7/8   16 7/8
  Third Quarter.............................................   28 1/8   19 15/16
  Fourth Quarter............................................   33       20
1998
  First Quarter.............................................  $27 11/16 $19 9/16
  Second Quarter............................................   26 3/8   17 13/16
  Third Quarter.............................................   24 7/8   15 7/16
  Fourth Quarter............................................   26 7/16  16 5/8
1999
  First Quarter.............................................  $24 3/4  $14 7/8
  Second Quarter............................................   28 1/2   22 1/8
  Third Quarter (through July 30, 1999).....................   31 3/16  27 7/16

     On July 30, 1999, the last sale price of our common stock as reported on the New York Stock Exchange was $28 15/16 per share. On June 30, 1999, our outstanding shares of common stock were held by approximately 3,000 holders of record.

                                DIVIDEND POLICY

     We have not paid any cash dividends in the past and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business. Any future cash dividends to holders of our common stock would depend on future earnings, capital requirements, our financial condition and other factors deemed relevant by our board of directors. The payment of dividends on our common stock is restricted by the terms of our credit facility. In addition, in the event we exercise our right under the indenture to defer the payment of interest on the debentures, during such extension period we may not declare or pay dividends or other distributions on our common stock.

                   DESCRIPTION OF NEWFIELD FINANCIAL TRUST I

     The trust is a statutory business trust created under the Delaware Business Trust Act on August 28, 1998. The trust was created under a trust agreement among the trust's initial trustees and us by the filing of a certificate of trust with the Secretary of State of the State of Delaware. The trust agreement will be amended and restated in its entirety as of the date the trust initially issues the QUIPS. The trust agreement has been qualified as an indenture under the Trust Indenture Act of 1939, as amended.

     The trust will have five trustees. Three of them, referred to as administrative trustees, will be officers of Newfield. First Union National Bank will serve as the trust's property trustee and First Union Trust Company, NA will serve as the trust's Delaware trustee.

     The trust exists for the purposes of:

     -  issuing the QUIPS,

     -  issuing the common securities to Newfield,

     - investing the gross proceeds from the sale of the QUIPS and the common securities in the debentures,

     - distributing payments received on the debentures to holders of the QUIPS and the common securities and

     - engaging in only such other activities as are necessary, convenient or incidental or are specifically authorized in the trust agreement.

     The holders of the QUIPS sold in this offering will own all of the trust's issued and outstanding QUIPS. We will own all of the trust's common securities. The common securities will represent common undivided beneficial interests in the assets of the trust with an aggregate liquidation amount equal to at least 3% of the total capital of the trust.

     We have agreed to pay for all of the trust's debts and obligations, other than with respect to the QUIPS and the common securities. We have also agreed to pay for all of the trust's costs and expenses.

     The address of the principal office of the trust is c/o Newfield Exploration Company, 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and its telephone number is (281) 847-6000.

                            DESCRIPTION OF THE QUIPS

     The trust will issue the QUIPS pursuant to the terms of the trust agreement. First Union National Bank, as property trustee, will act as the indenture trustee under the trust agreement for purposes of the Trust Indenture Act. The terms of the QUIPS include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act and the Delaware Business Trust Act. We have summarized selected provisions of the trust agreement and the QUIPS below. This summary supplements the description of the general terms and provisions of the QUIPS provided in the "Description of the Preferred Securities" section of the prospectus that is attached to this prospectus supplement and is not complete. For a complete description of the QUIPS, we encourage you to read this prospectus supplement, the prospectus and the trust agreement. We have filed a form of trust agreement with the SEC.

GENERAL

     The trust agreement authorizes the trust to issue the QUIPS and the common securities. The QUIPS represent preferred undivided beneficial interests in the assets of the trust. The common securities represent common undivided beneficial interests in the assets of the trust. We will own all of the common securities. The QUIPS and the common securities will rank on par with each other and will generally have equivalent terms. However, the terms of the QUIPS and the common securities will differ in the following two respects:

     - if an event of default under the trust agreement occurs and is continuing, the rights of the holders of the common securities to payments in respect of periodic distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the QUIPS and

     - the holders of common securities will have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

     The trust may not:

     -  issue any securities other than the QUIPS and the common securities,

     -  incur any indebtedness, or

     -  make any investment other than in the debentures.

     The property trustee will own and hold the debentures as trust assets for the benefit of the holders of the QUIPS and the common securities. We will guarantee the payment of distributions and payments on redemption or liquidation of the trust on a subordinated basis, but only if, and to the extent, we have made corresponding payments to the trust on the debentures. Please read the "Description of the Guarantee" sections in this prospectus supplement and in the prospectus.

DISTRIBUTIONS

     If you purchase QUIPS, you will be entitled to receive cash distributions
at an annual rate of      % of the $50 liquidation preference per QUIPS.
Distributions are cumulative and will begin to accumulate on the date of the
original issuance of the QUIPS, which we expect to be             , 1999.
Distributions will be payable quarterly in arrears, on           ,           ,
          and           of each year beginning           , unless we defer
interest payments on the debentures.

     The amount of distributions payable for any period will be computed on the basis of a 360-day year of 12 30-day months. The amount of distributions for any period shorter than a full month will be computed on the basis of the actual number of elapsed days based on a 360-day year. If a distribution payment date is not a business day, the trust will make the distributions on the next succeeding day that is a business day, without any interest or other payment due to the delay. A "business day" is any day other than a Saturday or Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or indenture trustee is closed for business.

  Option to Defer Distributions

     We can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default with respect to the debentures has occurred and is continuing. Interest payments will not be due and payable on the debentures during a deferral period. We cannot, however, defer interest payments beyond the earlier of the maturity date of the
debentures, which is             , 2029, or the date the debentures are
redeemed.

     If we defer interest payments on the debentures, the trust will defer distribution payments on the QUIPS and the common securities. Distributions will continue to accumulate on the QUIPS and the common securities during a deferral period. Also, additional cash distributions will accumulate on any deferred
distributions at the annual rate of   %, compounded quarterly. We will be
subject to restrictions during a deferral period on our ability to pay dividends on our capital stock or to make payments on other debt securities that are on a parity with or junior to the debentures. Please read the "Description of the Debentures--Option to Extend Interest Payment Period" section of this prospectus supplement. We do not currently intend to defer interest payments on the debentures.

     We may extend a deferral period prior to the period's termination. However, we may not extend a deferral period, including all previous and further extensions of the period, beyond 20 consecutive quarterly interest periods or the maturity date of the debentures. Once a deferral period ends and we make all payments due on the debentures, we can commence a new deferral period. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures. Please read "Our right to defer interest payments on the debentures has tax consequences for you" and "Our right to defer interest payments on the debentures may affect the market price of the QUIPS" in the "Risk Factors" section of this prospectus supplement.

  Payment of Distributions

     The trust must pay distributions on the QUIPS on the distribution payment dates to the extent that the property trustee has cash on hand to make distributions. The property trustee will maintain that cash in a segregated non-interest bearing bank account referred to as the "property account." The only funds the property trustee will have to distribute to the holders of the QUIPS will be from payments received on the debentures. If we do not make interest payments on the debentures, the property trustee will not have funds available to make distributions on the QUIPS. If and to the extent we make interest payments on the debentures, the property trustee will be obligated to make distributions on the QUIPS and the common securities on a pro rata basis. We will guarantee the payment of distributions and other payments on the QUIPS on a subordinated basis, but only if, and to the extent, we have made corresponding payments to the trust on the debentures and, as a result, the property trustee has funds available to make distributions on the QUIPS. Please read the "Description of the Guarantee" sections in this prospectus supplement and in the prospectus.

  Method of Payment of Distributions

     The trust will pay distributions to the holders of the QUIPS as they appear on the books and records of the trust on the relevant record dates, which will be the 15th day before the relevant distribution date. As long as the QUIPS remain in book-entry form, subject to any applicable laws and regulations and the provisions of the trust agreement, each payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company."

CONVERSION RIGHTS

  General

     Holders of the QUIPS may convert them into our common stock at any time before the earlier of:

     - the close of business on the maturity date of the debentures, or

     - in the case of QUIPS called for redemption, the close of business on the redemption date.

     Holders of QUIPS may convert them into common stock at an initial
conversion rate of           shares of our common stock for each QUIPS. This
conversion rate is equivalent to a conversion price of $     per share of our
common stock. The initial conversion rate is subject to adjustment as described below under "--Conversion Price Adjustments--General" and "--Conversion Price Adjustments--Merger, Consolidation or Sale of Assets of Newfield."

     Whenever we issue shares of our common stock upon conversion of the QUIPS and we have in effect at such time a stockholder rights agreement under which holders of our common stock are issued rights entitling the holders under specified circumstances to purchase additional shares of our common stock or other capital stock, we will issue, together with each share of our common stock, an appropriate number of rights.

     Accrued distributions will not be paid on QUIPS that are converted into our common stock, except that holders of the QUIPS on a record date for a distribution will receive the distribution on the distribution date even though the QUIPS are converted on or after such record date but prior to the distribution date.

     If you wish to exercise your conversion right, you must surrender your QUIPS together with an irrevocable conversion notice to the property trustee, as conversion agent, or any other agent appointed for that purpose. The conversion agent will exchange your QUIPS for an equivalent amount of debentures and immediately convert the debentures into our common stock on your behalf. You may obtain copies of the required form of conversion notice from the conversion agent. If a book-entry system for the QUIPS is in effect, however, the procedures for converting QUIPS into shares of our common stock will differ. Please read the "--Book-Entry Only Issuance--The Depository Trust Company" section of this prospectus supplement.

     We will not issue any fractional shares of our common stock as a result of a conversion of QUIPS. We will pay cash in lieu of a fractional share of common stock.

  Conversion Price Adjustments--General

     The initial conversion price is subject to adjustment for some events, including:

     - the issuance of our common stock as a dividend or other distribution on our common stock,

     - specified subdivisions, combinations and reclassifications of our common stock,

     - the issuance to all holders of our common stock of rights or warrants to purchase our common stock at less than the then current market price,

     - payment of dividends or distributions to all holders of our common stock of our indebtedness, capital stock, cash or assets, excluding any rights or warrants referred to in the prior bullet point and dividends and distributions paid solely in cash,

     - payment of dividends or distributions on our common stock paid exclusively in cash, excluding:

       - cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend, as adjusted to reflect any of the events described in the preceding bullet points and

       - cash dividends, if the annualized per share amount thereof does not exceed 12.5% of the market price of our common stock on the trading day immediately prior to the date of declaration of the dividend,

     -  a redemption of any rights issued under a rights agreement and

     - payment in respect of a tender or exchange offer, other than an odd-lot offer, made by us or any subsidiary of ours for our common stock in excess of 110% of the market price of our common stock on the trading day next succeeding the last date tenders or exchanges may be made in the tender or exchange offer.

     If any action would require adjustment of the conversion price under more than one of the provisions described above, only one adjustment will be made and that adjustment will be the amount of adjustment that has the highest absolute value to the holders of the QUIPS. An adjustment in the conversion price will not be required unless the adjustment would require a change of at least 1% in the conversion price then in effect. However, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     There will be no adjustment of the conversion price in case of the issuance of any of our common stock (or securities convertible into or exchangeable for our common stock), except as specifically described above. For example, no adjustment of the conversion price will be made upon the issuance of any shares of our common stock under any present or future plan providing for the reinvestment of dividends or interest payable on our securities or upon the investment of additional optional amounts in shares of our common stock under any such plan or the issuance of any shares of our common stock or options or rights to purchase shares of our common stock under any employee benefit plan or program of ours or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security that does not constitute an issuance to all holders of our common stock of rights or warrants entitling holders of those rights or warrants to subscribe for or purchase our common stock at less than the current market price.

     From time to time we may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 business days, in which case we will give at least 15 days' notice of the reduction. In addition, we have the option to make reductions in the conversion price, in addition to those described above, as we deem advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to acquire stock or from any event treated as such for tax purposes. Please read the "Federal Income Tax Consequences--Adjustment of Conversion Price" section in this prospectus supplement.

  Conversion Price Adjustments--Merger, Consolidation or Sale of Assets of Newfield

     In the event that we are a party to:

     - a merger, other than a merger that does not result in a reclassification, conversion, exchange or cancellation of our common stock, consolidation, sale of all or substantially all of our assets,

     - recapitalization or reclassification of our common stock, other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of our common stock, or

     -  any compulsory share exchange,

in each case, as a result of which shares of our common stock will be converted into the right to receive, or will be exchanged for:

     - in the case of any transaction other than a transaction involving a Common Stock Fundamental Change (as defined below) (and subject to funds being legally available for that purpose under applicable law at the time of conversion), securities, cash or other property, each QUIPS will thereafter be convertible into the kind and, in the case of a transaction that does not involve a Fundamental Change (as defined below), amount of securities, cash and other property receivable upon the consummation of the transaction by a holder of that number of shares of common stock into which a QUIPS was convertible immediately prior to the transaction, or

     - in the case of a transaction involving a Common Stock Fundamental Change, common stock, each QUIPS will thereafter be convertible (in the manner described herein) into common stock of the kind received by holders of common stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if the transaction constitutes a Fundamental Change).

The holders of QUIPS will have no voting rights with respect to any transaction described in this section.

     If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after the Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each QUIPS will be convertible solely into common stock of the kind received by holders of common stock as a result of the Common Stock Fundamental Change.

     The conversion price in the case of any transaction involving a Fundamental Change will be adjusted immediately after the Fundamental Change so that:

     - in the case of a Non-Stock Fundamental Change (as defined below), the conversion price of the QUIPS will thereupon become the lower of:

       - the conversion price in effect immediately prior to the Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs and

       - the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the redemption price per QUIPS if the redemption date were the date of the Non-Stock Fundamental Change (or, for the period commencing on the first date of
          original issuance of the QUIPS and through             , 2000 and the
          12-month periods commencing             , 2000,           , 2001 and
                      , 2002, the product of   %,   %,   % and   %,
          respectively, multiplied by $50) plus (y) any then accrued and unpaid distributions on one QUIPS; and

     - in the case of a Common Stock Fundamental Change, the conversion price of the QUIPS in effect immediately prior to the Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, will thereupon be adjusted by multiplying the conversion price by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in that common stock resulting from the Common Stock Fundamental Change) and (B) all of our common stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the QUIPS in effect immediately prior to the Common Stock Fundamental Change will be adjusted by multiplying the conversion price by a fraction the numerator of which is one and the denominator of which is the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of our common stock as a result of the Common Stock Fundamental Change.

     These conversion price adjustments are designed, in some circumstances, to reduce the conversion price that would be applicable in Fundamental Change transactions where all or substantially all of our common stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of our common stock consists of stock listed or admitted for listing subject to notice of issuance on the New York Stock Exchange or a national securities exchange or quoted on the Nasdaq National Market (a Non-Stock Fundamental Change, as defined below). This reduction would result in an increase in the amount of the securities, cash, or property into which each QUIPS is convertible over that which would have been obtained in the absence of those conversion price adjustments.

     In a Non-Stock Fundamental Change transaction where the initial value received per share of our common stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of a QUIPS but greater than or equal to the Reference Market Price, the conversion price will be adjusted as described above with the effect that each QUIPS will be convertible into securities, cash, or property of the same type received by the holders of our common stock in the transaction but in an amount per QUIPS that would at the time of the transaction have had a value equal to the then applicable redemption price per QUIPS described below under "--Optional Redemption."

     In a Non-Stock Fundamental Change transaction where the initial value received per share of our common stock (measured as described in the definition of Applicable Price) is lower than both the conversion price of a QUIPS in effect prior to any adjustment described above and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though the initial value had been the Reference Market Price.

     In a Fundamental Change transaction where all or substantially all our common stock was converted into securities, cash, or property and more than 50% of the value received by the holders of our common stock consists of listed or Nasdaq National Market traded common stock (a Common Stock Fundamental Change, as defined below), the adjustments described above are designed to provide in effect that (a) where our common stock is converted partly into that common stock and partly into other securities, cash, or property, each QUIPS will be convertible solely into a number of shares of that common stock determined so that the initial value of those shares (measured as described in the definition of "Purchaser Stock Price" below) equals the value of the shares of our common stock into which the QUIPS was convertible immediately before the transaction (measured as described above) and (b) where our common stock is converted solely into that common stock, each QUIPS will be convertible into the same number of shares of the common stock receivable by a holder of the number of shares of our common stock into which the QUIPS was convertible immediately before that transaction.

     The term "Applicable Price" means (a) in the case of a Non-Stock Fundamental Change in which the holders of our common stock received only cash, the amount of cash received by the holder of one share of our common stock and
(b) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined below) for our common stock during the ten trading days prior to and including the record date for the determination of the holders of our common stock entitled to receive those securities, cash, or other property in connection with that Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no record date, the date that the holders of our common stock will have the right to receive those securities, cash, or other property (that record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by us to appropriately reflect any of the events referred to under "--Conversion Price Adjustments--General."

     The term "Closing Price" means on any day, the last reported sales price on that day or, if no sales take place on that day, the average of the reported closing bid and asked prices on that day, in either case as reported on the New York Stock Exchange Consolidated Transactions Tape, or, if the common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the common stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm, selected by the trustee under the indenture for that purpose.

     The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of common stock that for each of the ten consecutive trading days prior to the Entitlement Date had been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either:

     - we continue to exist after the occurrence of that Fundamental Change and the outstanding QUIPS continue to exist as outstanding QUIPS, or

     - not later than the occurrence of that Fundamental Change, the outstanding QUIPS are converted into or exchanged for shares of convertible preferred stock of any entity succeeding to the business of our company or a subsidiary of our company, which convertible preferred stock has powers, preferences, and relative participating, optional or other rights and qualifications, limitations and restrictions substantially similar to those of the QUIPS.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise), provided that, in the case of a plan involving more than one of these transactions or events, for purposes of adjustment of the conversion price, the Fundamental Change will be deemed to have occurred when substantially all of our common stock will be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment will be based upon the consideration that a holder of our common stock received in that transaction or event as a result of which more than 50% of our common stock will have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in that Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by us to appropriately reflect any of the events referred to in "--Conversion Price Adjustments--General."

     The term "Reference Market Price" initially means $          (which is an
amount equal to 66 2/3% of the reported last sales price for our common stock on
the New York Stock Exchange Consolidated Transactions Tape on August   , 1999),
and in the event of any adjustment of the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the QUIPS.

SPECIAL EVENT EXCHANGE OR REDEMPTION

     The trust will exchange all outstanding QUIPS for debentures upon the occurrence of a tax event described below or a change in law that could require the trust to register as an investment company under the Investment Company Act of 1940. The holders of the QUIPS will receive debentures in a principal amount equal to the aggregate liquidation preference of the QUIPS to be exchanged and accrued interest in an amount equal to any unpaid distributions on those QUIPS. However, upon the occurrence of a tax event, we may elect to cause the trust to exchange none or fewer than all of the outstanding QUIPS if we pay additional amounts so that the distributions to holders of the QUIPS are not reduced because of the tax event. In addition, upon the occurrence of a tax event, we may elect to redeem all of the debentures at the tax redemption price, plus accrued and unpaid interest. We may only exercise this right within 90 days following the occurrence of the tax event.

     If we elect to redeem the debentures after a tax event, the trust will use the proceeds to redeem QUIPS and common securities with an aggregate liquidation preference equal to the aggregate principal amount of the debentures redeemed at the tax redemption price plus accrued and unpaid distributions to, but excluding, the redemption date. The common securities will be redeemed on a pro rata basis with the QUIPS except that if an event of default under the trust agreement has occurred, the QUIPS will have a priority over the common securities with respect to the redemption price.

     As used in this prospectus supplement,

     (1) if the redemption occurs prior to        , 2002, the tax redemption
         price will equal the greatest of:

        - the principal amount of the debenture or the liquidation preference of the QUIPS,

        - the average of the market price of a QUIPS over the five trading days immediately before the day on which notice of the redemption is given and

        - the market price of a QUIPS on the trading day immediately before the day on which notice of the redemption is given; or

     (2) if the redemption occurs on or after        , 2002, the tax redemption
         price will equal the principal amount of the debenture or the liquidation preference of the QUIPS.

     A tax event will occur if the property trustee, on behalf of the trust, receives an opinion, rendered by a law firm having a national tax and securities practice, to the effect that on or after the date of this prospectus supplement as a result of:

     - any amendment to, or change, including any announced prospective change, in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein, or

     - any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations,

there is more than an insubstantial risk that:

     - the trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the debentures,

     - interest payable by us to the trust on the debentures is not, or within 90 days of the date thereof will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or

     - the trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     An investment company event will occur if the property trustee, on behalf of the trust, receives an opinion, rendered by a law firm having a national tax and securities practice, to the effect that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of this prospectus supplement.

DISTRIBUTION OF THE DEBENTURES

     We may dissolve the trust at any time. If that happens, after satisfaction of liabilities to creditors of the trust as provided by applicable law, we will cause the trust to distribute the debentures to the holders of the QUIPS and the common securities. The debentures may also be distributed upon the occurrence of a tax event and must be distributed upon a change in law that could require the trust to register as an investment company under the Investment Company Act of 1940 as more fully described above in "--Special Event Exchange or Redemption."

     On the date the trust dissolves and the debentures are distributed to the holders of the QUIPS and the common securities:

     - the QUIPS, the guarantee and the common securities will no longer be outstanding and

     - any certificates representing QUIPS will represent beneficial interests in debentures of an amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accumulated and unpaid distributions on, those QUIPS and common securities, until those certificates are presented to us or our agent for transfer or reissuance.

OPTIONAL REDEMPTION

     Except as provided under "--Mandatory Redemption" below and under "--Special Event Exchange or Redemption" above, the QUIPS may not be redeemed by
the trust prior to             , 2002.

     On and after that date, upon any redemption by us of debentures, the QUIPS will be subject to redemption, in whole or in part, at the following redemption prices expressed as percentages of their liquidation preference plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed during the 12-month period
commencing           in each of the following years:

                                                        REDEMPTION
YEAR                                                      PRICE
----                                                    ----------
2002..................................................       . %
2003..................................................       . %
2004..................................................       . %
2005..................................................       . %
2006..................................................       . %
2007..................................................       . %
2008..................................................       . %
2009 and thereafter...................................    100.0%

     The aggregate liquidation preference of the QUIPS and common securities redeemed will equal the aggregate principal amount of debentures redeemed by us. The trust may not redeem the QUIPS in part unless all accrued and unpaid distributions have been paid in full on all outstanding QUIPS for all quarterly distribution periods terminating on or before the redemption date. If fewer than all the outstanding QUIPS are to be redeemed, the QUIPS to be so redeemed will be selected as described under "--Book-Entry Only Issuance--The Depository Trust Company."

     In the event we redeem the debentures upon the occurrence of a tax event as described under "--Special Event Exchange or Redemption," the QUIPS will be redeemed at the tax redemption price, together with accrued and unpaid distributions to, but excluding, the redemption date.

MANDATORY REDEMPTION

     Upon repayment at maturity or as a result of the acceleration of the debentures upon the occurrence of an event of default under the indenture as described in "Description of the Debentures--Indenture Events of Default," the QUIPS will be subject to mandatory redemption in whole but not in part by us. The trust will promptly apply the proceeds from any repayment of the debentures to redeem on a pro rata basis the QUIPS and the common securities with an aggregate liquidation preference equal to the aggregate principal amount of the debentures repaid or redeemed. The trust will redeem the common securities on a pro rata basis with the QUIPS, unless an event of default under the trust agreement has occurred and is continuing. If an event of default occurs under the trust agreement, the QUIPS will have a priority over the common securities with respect to payment of the redemption price. Subject to the foregoing, the trust will redeem the QUIPS and the common securities on a pro rata basis if fewer than all of the outstanding QUIPS and common securities are redeemed.

     If a tax event or an investment company event occurs and is continuing, the trust will exchange QUIPS for debentures unless, in the case of a tax event, we elect to (a) pay additional amounts so that distributions to holders of the QUIPS are not reduced as a result of the tax event, or (b) redeem the debentures (and, as a result, the QUIPS) as described in "--Special Event Exchange or Redemption."

REDEMPTION PROCEDURES

     For a description of procedures that are required to be followed for a redemption of the QUIPS, please see the "Description of the Preferred Securities--Redemption Procedures" section in the prospectus.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary dissolution of the trust, each holder of the QUIPS or common securities at that time will be entitled to receive, after satisfaction of liabilities to creditors, an aggregate principal amount of debentures equal to the aggregate liquidation preference of the QUIPS or common securities held by that holder. If the property trustee determines that the distribution of debentures is not practicable, holders of the QUIPS or common securities will be entitled to receive out of the assets of the trust, after satisfaction of the liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation preference of the QUIPS or the common securities, plus accrued and unpaid distributions thereon to the date of payment.

     If, upon any dissolution, the liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the QUIPS shall be paid on a pro rata basis. The holder of the common securities will be entitled to receive liquidation distributions upon any such dissolution on a pro rata basis with the holders of the QUIPS, except that if an event of default under the trust agreement has occurred and is continuing, the QUIPS will have priority over the common securities.

     The trust will dissolve on the earlier of:

     -            ,           , the expiration of its term,

     -  specified events of bankruptcy, dissolution or liquidation of us,

     - the redemption, conversion or exchange of all of the QUIPS and common securities,

     - when all of the debentures have been distributed to the holders of the QUIPS and the common securities in exchange for all of the QUIPS and the common securities in accordance with the terms of the QUIPS and the common securities, or

     -  upon a decree of judicial dissolution.

MERGERS, CONSOLIDATIONS, CONVERSIONS, AMALGAMATION OR REPLACEMENTS OF THE TRUST

     The trust may not consolidate with, convert into, amalgamate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other person, except on the terms described in the "Description of the Preferred Securities--Mergers, Consolidations, Conversions, Amalgamation or Replacements of the Issuer" section of the prospectus.

EVENTS OF DEFAULT UNDER THE TRUST AGREEMENT; NOTICE; ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF QUIPS

     An event of default under the indenture will constitute an event of default under the trust agreement with respect to the QUIPS and the common securities. For a discussion of provisions of the trust agreement relating to notice of an event of default and the rights of holders of QUIPS upon an event of default, please read the "Description of the Preferred Securities-- Declaration Events of Default; Notice" and "--Enforcement of Certain Rights by Holders of Preferred Securities" sections in the prospectus.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     For a discussion of the voting rights of the holders of the QUIPS and the terms under which the trust agreement may be amended, please see the "Voting Rights; Amendment of the Trust Agreement" section in the prospectus.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company will act as securities depositary for the QUIPS. The QUIPS will be issued only as fully-registered securities registered in the name of DTC or its nominee. One or more fully-registered global QUIPS certificates, representing the total aggregate number of QUIPS, will be issued and will be deposited with DTC or pursuant to DTC's instructions.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global QUIPS certificate.

     For a discussion of the book-entry procedures, DTC and the events upon which definitive certificates representing the QUIPS may be issued, please read the "Description of the Preferred Securities--Certain Book-entry Procedures for Global Certificates" and "--Exchanges of Book-entry Certificates for Certificated Preferred Securities" sections in the prospectus.

REGISTRAR, TRANSFER AGENT, PAYING AGENT AND CONVERSION AGENT

     In the event the QUIPS do not remain in book-entry only form, the following provisions will apply.

     Payment of distributions and payments on redemption of the QUIPS will be payable, the transfer of the QUIPS will be registrable, and QUIPS will be exchangeable for QUIPS of other denominations of a like aggregate liquidation amount at the corporate trust office of the property trustee; provided that payment of distributions may be made at the option of the administrative trustees on behalf of the trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any QUIPS will be made only upon surrender of such QUIPS to the property trustee.

     The property trustee will act as registrar, transfer agent and conversion, paying and exchange agent for the QUIPS.

     Registration of transfers or exchanges of QUIPS will be effected without charge by or on behalf of the trust but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

     The trust will not be required to register or cause to be registered the transfer of QUIPS after such QUIPS have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     We and certain of our subsidiaries maintain deposit accounts and conduct other banking and corporate securities transactions and relationships with the property trustee in the ordinary course of our businesses. In addition, the property trustee serves as trustee under the indenture relating to our 7.45% Senior Notes due 2007. For a discussion of the duties of the property trustee under the trust agreement, please read the "Description of the Preferred Securities--Information Concerning the Property Trustee" section of the prospectus.

GOVERNING LAW

     The trust agreement, the QUIPS and the common securities are governed by, and construed in accordance with, the laws of the State of Delaware.

                         DESCRIPTION OF THE DEBENTURES

     We will issue the debentures under an indenture between us and First Union National Bank, as indenture trustee. The terms of the debentures include those stated in the indenture and those made part of the indenture by the Trust Indenture Act. We have summarized selected provisions of the indenture and the debentures below. This summary supplements the description of the general terms and provisions of the debentures in the "Description of the Debentures" section of the prospectus and is not complete. For a complete description of the debentures, we encourage you to read this prospectus supplement, the prospectus and the indenture. We have filed a form of the indenture with the SEC.

     We may issue any amount of debt securities under the indenture from time to time in one or more series. The debentures will be issued as a separate series of debt securities under the indenture.

     You may receive debentures if we exercise our right to terminate the trust. Therefore, you should carefully review all the information regarding the debentures contained in this prospectus supplement and in the prospectus. Please read the "Description of the QUIPS--Distribution of the Debentures" section in this prospectus supplement.

GENERAL

     The debentures will be unsecured and rank junior and subordinate in right of payment to all of our senior debt. The debentures will be limited in aggregate principal amount to $128,865,980 ($148,195,877 if the underwriters exercise their over-allotment option in full), which is the sum of:

     -  the aggregate stated liquidation preference of the QUIPS and

     - the capital contributed by us to the trust in exchange for the common securities.

     The indenture will not limit the incurrence or issuance by us of other secured or unsecured debt, whether under the indenture or any existing or other indenture that we may enter into in the future or otherwise.

     Concurrently with the issuance of the QUIPS, the trust will invest the proceeds from the issuance of the QUIPS and the consideration paid by us for the common securities in the debentures. The debentures will be in the principal amount equal to the aggregate stated liquidation preference of the QUIPS plus our concurrent investment in the common securities.

     The debentures will not be subject to any sinking fund provision. The entire principal amount of the debentures will mature, and become due and payable, together with any accrued and unpaid interest on the debentures, on
          , 2029.

INTEREST

     The debentures will bear interest at the rate of      % per annum from
            , 1999. Interest will be payable quarterly in arrears on
  ,             ,             and             of each year, commencing on
            , 1999. Interest will be payable to the person in whose name the debenture is registered, subject to some exceptions, at the close of business on the business day next preceding an interest payment date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of 12 30-day months. If interest is payable on a date that is not a business day, then interest will be paid on the next succeeding day that is a business day without any interest or other payment resulting from the delay.

     Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by applicable law, at the stated annual rate, compounded quarterly.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no event of default under the indenture has occurred and is continuing, we can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods. We do not currently intend to defer interest payments on the debentures. We will not be obligated to pay interest on the debentures during a deferral period.

     We may extend a deferral period prior to the period's termination. However, we may not extend a deferral period, including all previous and further extensions of the period, beyond 20 consecutive quarterly interest periods or the maturity date of the debentures. On the interest payment date occurring at the end of each deferral period, we will pay to the holders of debentures all accrued and unpaid interest on the debentures, together with interest on that interest at the stated annual rate, compounded quarterly, to the extent permitted by applicable law. Once we make all interest payments due on the debentures, we can commence a new deferral period, subject to the same limitations. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures. During a deferral period, interest will continue to accrue and holders of the debentures (or holders of the QUIPS while the QUIPS are outstanding) will be required to recognize interest income for United States federal income tax purposes. Please read the "Federal Income Tax Consequences--Original Issue Discount" section of this prospectus supplement.

     During any deferral period, neither we nor our subsidiaries will:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, or

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees for money borrowed), that rank on par with or junior in interest to the debentures.

     However, we may:

     - make dividend, redemption, liquidation, interest, principal or guarantee payments where the payment is made by way of securities (including capital stock) that rank on par with or junior to the securities on which that dividend, redemption, interest, principal or guarantee payment is being made,

     - make redemptions or purchases of any rights pursuant to any rights agreement and the declaration of a dividend of those rights or the issuance of preferred stock under those plans in the future,

     -  make payments under the guarantee,

     - make purchases of our common stock related to the issuance of our common stock under any of our benefit plans for our directors, officers or employees,

     - do any of the foregoing if it is the result of a reclassification of our capital stock or the exchange or conversion of one series or class of our capital stock for another series or class of our capital stock and

     - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged.

     We will give the property trustee, the administrative trustees and the debenture trustee notice of our election to begin a deferral period at least one business day prior to the earlier of:

     - the record date for distributions that would have otherwise been payable on the QUIPS (or, if no QUIPS are outstanding, the debentures) but for the deferral, and

     - the date the property trustee is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the QUIPS (or, if no QUIPS are outstanding, the debentures) of that record date.

     The property trustee will give notice of our election to begin a deferral period to the holders of the QUIPS.

MANDATORY REDEMPTION

     Upon repayment at maturity or as a result of acceleration upon the occurrence of an event of default under the indenture, we will redeem the debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount of the debentures, together with any accrued and unpaid interest on the debentures. Any payment pursuant to this provision will be made prior to 12:00 noon, New York City time, on the date of repayment or acceleration or at another time on an earlier date as the parties agree. The debentures are not entitled to the benefit of any sinking fund or, except as described above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

     On and after             , 2002, we may, at any time and from time to time,
redeem the debentures, in whole or in part, upon giving notice as provided
below, during the 12-month periods commencing           in each of the following
years and at the following redemption prices expressed as percentages of the principal amount of the debentures being redeemed plus any accrued but unpaid interest on the portion being redeemed.

                                                        REDEMPTION
YEAR                                                      PRICE
----                                                    ----------
2002..................................................        .%
2003..................................................        .%
2004..................................................        .%
2005..................................................        .%
2006..................................................        .%
2007..................................................        .%
2008..................................................        .%
2009 and thereafter...................................    100.0%

     For so long as the trust is the holder of all the outstanding debentures, the proceeds of any redemption will be used by the trust to redeem the QUIPS and the common securities in accordance with their terms. We may not redeem the debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding debentures. See "Description of the QUIPS--Optional Redemption."

     We also will have the right to redeem the debentures, at the tax redemption price plus accrued and unpaid interest, if a tax event occurs and is continuing as described in "Description of the QUIPS--Special Event Exchange or Redemption."

REDEMPTION PROCEDURES

     Notices of any redemption of the debentures and the procedures for redemption will be as provided with respect to the QUIPS under the "Description of the Preferred Securities--Redemption Procedures" section of the prospectus. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debentures or portions of the debentures called for redemption.

CONVERSION OF THE DEBENTURES INTO OUR COMMON STOCK

     The debentures will be convertible at the option of the holders of the debentures into our common stock, at any time prior to redemption or maturity,
initially at the rate of           shares of our common stock for each $50
principal amount of debentures (equivalent to a conversion price of $     per
share of common stock), subject to the conversion price adjustments described under "Description of the QUIPS--Conversion Rights." The trust will agree not to convert debentures it holds except pursuant to a notice of conversion delivered to the conversion agent by a holder of the QUIPS.

     Upon surrender of the QUIPS to the conversion agent for conversion, the trust will deliver a commensurate principal amount of debentures to the conversion agent on behalf of the holder of the QUIPS so converted. Upon delivery of those debentures the conversion agent will convert such debentures into our common stock on behalf of the holder. Our delivery to the holders of the debentures, through the conversion agent, of the fixed number of shares of our common stock into which the debentures are convertible, together with the cash payment, if any, in lieu of fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debentures so converted and any accrued and unpaid interest on those debentures at the time of the conversion.

OUR RIGHT TO SHORTEN MATURITY

     If a tax event occurs, we will have the right to shorten the stated maturity of the debentures to the minimum extent required, but not to a maturity of less than 15 years from the date of their original issuance, so that in the opinion of counsel to us, which counsel shall have a national tax and securities practice, after shortening the stated maturity, interest paid on the debentures will be deductible for federal income tax purposes. Please read "Description of the QUIPS--Special Event Exchange or Redemption" for a description of tax events.

     If we exercise our right and shorten the stated maturity of the debentures, the trust will redeem all of the outstanding QUIPS when the debentures are paid on their new maturity date.

INDENTURE EVENTS OF DEFAULT

     The indenture will provide that any one or more of the following described events that has occurred and is continuing constitutes an event of default with respect to the debentures:

     - failure for 30 days to pay any interest on the debentures, when due (subject to the deferral of any due date in the case of a deferral period);

     - failure to pay any principal or premium, if any, on the debentures when due whether at maturity, upon redemption by declaration or otherwise;

     - failure by us to deliver shares of our common stock upon an appropriate election by holders of debentures to convert those debentures;

     - failure to observe or perform in any material respect some of the other covenants contained in the indenture for 90 days after written notice to us from the indenture trustee or to the indenture trustee and us from the holders of at least 25% in aggregate outstanding principal amount of the debentures or from the holders of at least 25% in aggregate liquidation preference of the QUIPS; or

     -  certain events of bankruptcy, insolvency or reorganization of us.

     For a discussion of remedies for holders of the debentures and the QUIPS upon an event of default under the indenture, please see the "Description of the Debentures--Debenture Events of Default" and "-- Enforcement of Certain Rights by Holders of Preferred Securities" sections of the prospectus.

SUBORDINATION

     The debentures are subordinate and junior in right of payment to all of our senior debt to the extent described in the prospectus under the heading "Description of the Debentures--Subordination."

MODIFICATION OF INDENTURE

     For a discussion of the terms under which the indenture may be amended or modified, please see the "Description of the Debentures--Modification of Indenture" section of the prospectus.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     We may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person except on the terms described in the "Description of the Debentures--Consolidation, Merger, Sale of Assets and Other Transactions" section of the prospectus.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred by the debenture trustee. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

     If any debentures are distributed to holders of QUIPS, those debentures will be issued in the same form as the QUIPS being replaced. Any global QUIPS certificate will be replaced by one or more global debt securities registered in the name of the depositary or its nominee. The Depository Trust Company will act as securities depositary for the debentures. For a discussion of the book-entry procedures, DTC and the events upon which definitive certificates evidencing the debentures may be issued, please read the "Description of the Debentures--Global Securities" and "--Payment and Paying Agents" sections in the prospectus.

GOVERNING LAW

     The indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York.

                          DESCRIPTION OF THE GUARANTEE

     In connection with the issuance of the QUIPS, we will enter into a guarantee agreement for the benefit of the holders of the QUIPS. We have summarized selected provisions of the guarantee agreement below. This summary supplements the description of the guarantee agreement provided in the "Description of the Guarantee" section of the prospectus and is not complete. For a complete description of the guarantee, we encourage you to read this prospectus supplement, the prospectus and the guarantee agreement. We have filed a form of guarantee agreement with the SEC.

GENERAL

     To the extent described below, we irrevocably will agree to pay in full to the holders of the QUIPS on a subordinated basis the following amounts if they are not paid by the trust:

     - any accrued and unpaid distributions on the QUIPS, to the extent the trust has funds legally available for those payments,

     - the redemption price for any QUIPS called for redemption by the trust, to the extent the trust has funds legally available for those payments and

     -  payments upon the dissolution of the trust equal to the lesser of:

       - the liquidation preference plus all accrued and unpaid distributions on the QUIPS, to the extent the trust has funds legally available for those payments and

       - the amount of assets of the trust remaining legally available for distribution to the holders of the QUIPS.

     The guarantee is a guarantee from the time of issuance of the QUIPS. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. We may satisfy our obligation to make guarantee payments by either making payments directly to holders of the QUIPS or by causing the trust to make the payments to them.

     The guarantee only covers distributions and other payments on the QUIPS if and to the extent we have made corresponding payments on the debentures to the property trustee. If we do not make those corresponding payments:

     -  the property trustee will not make distributions on the QUIPS,

     -  the trust will not have funds available for payments on the QUIPS and

     -  we will not be obligated to make guarantee payments.

     Our obligation to make guarantee payments will be:

     -  unsecured and

     - subordinated and junior in right of payment to all of our other liabilities and on par with our most senior preferred stock, if any.

         RELATIONSHIP AMONG THE QUIPS, THE DEBENTURES AND THE GUARANTEE

     When taken together, the terms of the QUIPS, the debentures and the guarantee provide a full and unconditional guarantee by us of the payments due on the QUIPS. The following summary briefly explains the interrelationship between the QUIPS, the debentures and the guarantee. For a more complete description of this interrelationship, please read the "Relationship Among the Preferred Securities, the Debentures and the Guarantee" section of the prospectus.

THE TRUST WILL BE ABLE TO MAKE PAYMENTS ON THE QUIPS IF WE MAKE PAYMENTS ON THE DEBENTURES.

     As long as we make interest and other payments when due on the debentures, the trust will have sufficient funds to make distribution and other payments when due on the QUIPS for the following reasons:

     - the trust will hold debentures in an aggregate principal amount equal to the sum of the aggregate stated liquidation preference of the QUIPS and the common securities,

     - the interest rate and payment dates of the debentures will match the distribution rate and payment dates of the QUIPS and the common securities,

     - the trustees may not cause or permit the trust to engage in any activity that is not consistent with its limited purposes of:

       -  issuing the QUIPS,

       -  issuing our common securities,

       - investing the gross proceeds from the sale of the QUIPS and our common securities in debentures and

       - engaging in only such other activities as are necessary, convenient or incidental or are specifically authorized in the trust agreement and

     - we have agreed to pay for all of the trust's debts and obligations, other than with respect to the QUIPS and common securities, and costs and expenses, including the fees and expenses of the trustees, except for United States withholding taxes.

WE WILL GUARANTEE THAT PAYMENTS WILL BE MADE ON THE QUIPS IF WE MAKE PAYMENTS ON THE DEBENTURES.

     If we make interest or other payments on the debentures, the property trustee will be obligated to make corresponding distributions or other payments on the QUIPS. We will guarantee those payments if the trust fails to make them. The guarantee only covers distributions and other payments on the QUIPS if and to the extent we have made corresponding payments on the debentures. The guarantee trustee will have the right to enforce the guarantee on behalf of the holders of the QUIPS if we fail to make any required guarantee payments. If the guarantee trustee fails to enforce the guarantee, you may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the guarantee. If we fail to make a guarantee payment, you may also institute a legal proceeding directly against us to enforce the guarantee. Please read the "Description of the Guarantee" sections in this prospectus supplement and in the prospectus.

THE PROPERTY TRUSTEE MAY INSTITUTE LEGAL PROCEEDINGS AGAINST US IF WE FAIL TO MAKE PAYMENTS ON THE DEBENTURES.

     If we do not make interest or other payments on the debentures the trust will not have funds available to make the corresponding distribution or other payments on the QUIPS. The property trustee, as the holder of the debentures, will have the right to enforce our obligations on the debentures if an event of default under the debentures occurs. In addition, the holders of at least a majority in liquidation amount of the QUIPS will have the right to direct the property trustee with respect to certain matters under the trust agreement. If the property trustee fails to enforce its rights, any holder of QUIPS may, after a period of 30 days has elapsed from such holder's written request to the property trustee to enforce such rights, institute a legal proceeding against us to enforce such rights. Please read the "Description of the QUIPS" section in this prospectus supplement and the "Description of the Preferred Securities" section in the prospectus.

                        FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Vinson & Elkins L.L.P., our counsel and counsel to the trust, the following are the material United States federal income tax consequences of the ownership and disposition of the QUIPS. Unless otherwise stated, this summary deals only with the QUIPS held as capital assets by holders who acquire the QUIPS upon original issuance at the price indicated on the cover of this prospectus supplement. The tax treatment of a holder may vary depending on its particular situation. This summary does not deal with special classes of holders, such as, for example, dealers in securities or currencies, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, tax exempt organizations, foreign persons, persons holding QUIPS as part of a straddle or as part of a hedging or conversion transaction or other integrated investment, or persons whose functional currency is not the United States dollar. Further, it does not include any description of alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to the QUIPS. This summary is based on the Internal Revenue Code, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change (possibly on a retroactive basis). The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the ownership and disposition of QUIPS may differ from the treatment described below.

     INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE QUIPS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, UNDER FEDERAL INCOME TAX LAWS AND ANY APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, INCLUDING THE EFFECTS OF POSSIBLE FUTURE CHANGES IN SUCH LAWS.

CLASSIFICATION OF THE DEBENTURES

     We intend to take the position that the debentures will be classified for federal income tax purposes as indebtedness. No assurance can be given, however, that such position by us will not be challenged by the IRS or, if so challenged, that the challenge would not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as our indebtedness.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the QUIPS, Vinson & Elkins L.L.P., our counsel and counsel to the trust, will render its opinion generally to the effect that, assuming full compliance with the terms of the trust agreement, the trust will be classified for federal income tax purposes as a grantor trust and not as a corporation. Accordingly, each holder of QUIPS will be considered the owner of a pro rata portion of the debentures held by the trust and will be required to include in gross income its pro rata share of income on the debentures, whether or not cash is actually distributed to the holder.

ORIGINAL ISSUE DISCOUNT

     As a result of our option to defer the payment of interest on the debentures, we will treat the debentures as having been issued with original issue discount ("OID") for federal income tax purposes. Accordingly, each holder of the QUIPS, including a holder that otherwise uses the cash method of accounting, generally will be required to include its pro rata share of OID on the debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, over the entire term of the subordinated debentures regardless of the receipt of cash distributions on the QUIPS and regardless of whether we exercise our option to extend any interest payment period. The amount of OID that will be recognized in any quarter will approximately equal the amount of interest that accrues on the debentures in the quarter at the stated interest rate. Actual distributions of stated interest will not be separately reported as taxable income. Consequently, during a deferral period, a holder would be required to include OID in gross income even though we would not make any actual cash payments.

     A holder's initial tax basis for its pro rata share of the debentures will be equal to the holder's pro rata share of their purchase price, and will be increased by OID includible in the holder's gross income and reduced by the amount of distributions or other payments received by the holder on the QUIPS. No portion of the amounts received on the QUIPS will be eligible for the dividends received deduction.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD ON THE DEBENTURES

     Holders of QUIPS will continue to accrue OID with respect to their pro rata share of the debentures during a deferral period. A holder who disposes of the QUIPS during a deferral period may suffer a loss because the market will likely fall if we exercise our option to defer payments of interest on the debentures. See "--Disposition of the QUIPS" below. Furthermore, the market value of the QUIPS may not reflect the accumulated distributions that will be paid at the end of the deferral period, and a holder who sells the QUIPS during the deferral period will not receive from us any cash related to the interest income the holder accrued and included in its taxable income under the OID rule (because that cash will be paid to the holder of record at the end of the deferral period).

DISTRIBUTION OF DEBENTURES TO HOLDERS OF QUIPS

     A distribution by the trust of the debentures as described under the caption "Description of the QUIPS--Distribution of the Debentures" will be nontaxable and will result in the holder receiving directly its pro rata share of the debentures previously held indirectly through the trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in its pro rata share of the underlying debentures prior to such distribution. A holder will include OID income in respect of debentures received from the trust in the manner described above under "--Original Issue Discount."

DISPOSITION OF THE QUIPS

     Upon a sale, exchange or other disposition of the QUIPS (including a distribution of cash in redemption of a holder's QUIPS upon redemption or repayment of the underlying debentures, but excluding a distribution of debentures), a holder will be considered to have disposed of all or part of its pro rata share of the debentures, and will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in its pro rata share of the underlying debentures deemed disposed of. Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the QUIPS have been held by the holder for more than one year. Holders are advised to consult their tax advisors as to the federal income tax treatment of a capital gain or loss.

     The QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder who disposes of the QUIPS between record dates for payments of Distributions thereon will nevertheless be required to include accrued but unpaid interest on the debentures through the date of disposition in income as OID, and to add such amount to its adjusted tax basis in its pro rata share of the underlying debentures deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

CONVERSION OF QUIPS INTO OUR COMMON STOCK

     A holder of QUIPS generally will not recognize income, gain or loss upon the conversion, through the conversion agent, of debentures into our common stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of our common stock equal to the amount of cash so received less such holder's tax basis in such fractional share. Such holder's tax basis in the our common stock received upon conversion generally will be equal to such holder's tax basis in the QUIPS delivered to the conversion agent for exchange, less the basis allocated to any fractional share for which cash is received. Such holder's holding period in the our common stock received upon conversion generally will include the holding period of the QUIPS delivered to the conversion agent for exchange, except possibly with respect to any of our common stock received in respect of accrued but unpaid OID.

ADJUSTMENT OF CONVERSION PRICE

     Treasury Regulations promulgated under Section 305 of the Internal Revenue Code would treat holders of QUIPS as having received a constructive distribution from us in certain events in which the conversion rate of the debentures was adjusted. Accordingly, under certain circumstances, a reduction in the conversion price for the debentures may result in deemed dividend income to holders of QUIPS to the extent of our current or accumulated earnings and profits. Holders of QUIPS are advised to consult their tax advisors as to the federal income tax consequences of adjustments in the conversion rate of QUIPS.

INFORMATION REPORTING TO HOLDERS

     The trust will report the OID accrued during the year with respect to the debentures, and any gross proceeds received by the trust from the retirement or redemption of the debentures, annually to the holders of record of the QUIPS and to the IRS. The trust currently intends to deliver such reports to holders of record not later than January 31 following each calendar year. It is anticipated that persons who hold QUIPS as nominees for beneficial owners will report the required tax information to beneficial owners on Form 1099.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, QUIPS, any debentures distributed by the trust or any of our common stock received on conversion may be subject to 31% backup withholding unless the holder complies with certain identification requirements or otherwise qualifies for exemption. Backup withholding is not an additional tax. Any withheld amounts will generally be refunded or credited against the holder's federal income tax liability, provided the required information is timely filed with the IRS.

                                  UNDERWRITING

     We, the trust and the underwriters for this offering named below have entered into an underwriting agreement with respect to the QUIPS. Subject to certain conditions, each underwriter has severally agreed to purchase the number of QUIPS indicated in the following table.

                                                               NUMBER OF
                        UNDERWRITERS                             QUIPS
                        ------------                           ---------
Goldman, Sachs & Co.........................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Dain Rauscher Wessels, a division of Dain Rauscher
  Incorporated..............................................
                                                               ---------
            Total...........................................   2,500,000
                                                               =========

     Because the trust will invest the proceeds from the sale of the QUIPS in the debentures issued by us, the underwriting agreement provides that we will
pay an underwriting commission of $     per QUIPS (or $          for all of the
QUIPS) to the underwriters, as compensation.

     QUIPS sold by the underwriters to the public will initially be offered at the initial public offering price shown on the cover of this prospectus supplement. Any QUIPS sold by the underwriters to securities dealers may be sold
at a discount of up to $     per QUIPS from the initial public offering price.
Any such securities dealers may resell any QUIPS purchased from the underwriters
to certain other brokers or dealers at a discount of up to $     per QUIPS from
the initial public offering price. If all the QUIPS are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     If the underwriters sell more QUIPS than the total number shown in the table above, the underwriters have an option to buy up to an additional 375,000 QUIPS from us to cover those sales. They may exercise that option for 30 days. If any QUIPS are purchased through this option, the underwriters will severally purchase the QUIPS in approximately the same proportion shown in the table above.

     We, the trust and our officers and directors have agreed with the underwriters, during the period 90 days from the date of the underwriting agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any QUIPS, any security convertible into or exchangeable into or exercisable for the QUIPS or the debentures or any debt substantially similar to the debentures or any equity securities substantially similar to the QUIPS (except for the debentures and the QUIPS issued pursuant to the underwriting agreement), any of our common stock or any security convertible into or exchangeable into or exercisable for our common stock or any equity security substantially similar to the common stock, without the prior written consent of Goldman, Sachs & Co. However, we may issue common stock on exercise of outstanding warrants, stock options and convertible securities and grant options or shares of common stock under existing employee stock option plans.

     Prior to this offering, there has been no public market for the QUIPS. We have applied to list the QUIPS on the New York Stock Exchange. Trading of the QUIPS on the New York Stock Exchange is expected to commence within a 30-day period after their initial delivery. In order to meet one of the requirements for listing the QUIPS on the New York Stock Exchange, the underwriters have undertaken to sell the QUIPS to a minimum of 400 beneficial owners. The underwriters have advised us that they intend to make a market in the QUIPS prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the QUIPS.

     In connection with this offering, the underwriters may purchase and sell QUIPS and our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of QUIPS than they are required to purchase in the offering and short sales of our common stock. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the QUIPS and our common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased QUIPS sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the QUIPS and our common stock. As a result, the price of the QUIPS and our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     We estimate that our total expenses for the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     We and the trust have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated have each performed investment banking and other financial services for us in the past and have received compensation for these services. The underwriters or their affiliates may in the future provide investment banking and other financial services to us or our affiliates for which they will receive compensation.

                                 LEGAL MATTERS

     Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trust and us, will pass upon various matters of Delaware law relating to the validity of the QUIPS and the trust's common securities, the enforceability of the trust agreement and the formation of the trust.

     Vinson & Elkins L.L.P., Houston, Texas will pass upon the validity of the guarantee and debentures for us. Baker & Botts, L.L.P., Houston, Texas will pass upon certain legal matters for the underwriters.

                                    EXPERTS

     The audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 1998 are incorporated by reference in the prospectus in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Certain information relating to our proved oil and natural gas reserves and future net cash flows from those reserves incorporated by reference in the prospectus is derived from estimates prepared by Ryder Scott Company, L.P. and is incorporated therein in reliance upon the authority of that firm as experts with respect to those matters.

PROSPECTUS

                           NEWFIELD FINANCIAL TRUST I
                          NEWFIELD FINANCIAL TRUST II
                              PREFERRED SECURITIES
GUARANTEED TO THE EXTENT SET FORTH HEREIN BY, AND CONVERTIBLE INTO COMMON STOCK
                                      OF,

                          NEWFIELD EXPLORATION COMPANY
                             ---------------------
     Newfield Financial Trust I and Newfield Financial Trust II, each a statutory business trust created under the laws of the State of Delaware (each individually, an "Issuer" and, collectively, the "Issuers"), may each offer and sell, pursuant to this Prospectus, preferred securities representing undivided beneficial ownership interests in the assets of such Issuer ("Preferred Securities"). Newfield Exploration Company ("Newfield" or the "Company") will directly or indirectly own all of the common securities representing undivided beneficial ownership interests in the assets of the Issuers ("Common Securities" and, together with the Preferred Securities, "Trust Securities"). Each Issuer exists for the sole purpose of issuing the Trust Securities and investing the proceeds in subordinated debentures ("Debentures") to be issued by the Company to the applicable Issuer. The Debentures will be convertible into shares of common stock, par value $.01 per share ("Common Stock"), of the Company. The Company will guarantee ("Guarantees") to the extent set forth herein or in a Prospectus Supplement (as defined below) the payment obligations of the Issuers under their respective Preferred Securities. The aggregate initial offering price of the Preferred Securities that may be sold pursuant to this Prospectus will not exceed $275,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. Preferred Securities, Debentures and Guarantees are sometimes collectively referred to herein as "Securities." If any Securities are offered, they will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale.

     The specific terms of any Securities to be issued will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), which will be delivered together with this Prospectus, including, where applicable, (i) with respect to Preferred Securities, the specific title, aggregate amount, stated liquidation preference, number of securities, the rate of payment of periodic distributions or method of calculating such rate, applicable extension period or distribution deferral terms, if any, conversion rights, and any terms of redemption and (ii) with respect to Debentures, the specific designation, aggregate principal amount, maturity, rate or rates (or method of determining the same) and time or times for the payment of interest, conversion terms, any terms for optional or mandatory redemption or repurchase, or payment of additional amounts or any sinking fund provisions, the designation of the trustee acting under the applicable indenture, and any other specific terms of such Debentures. The Prospectus Supplement will also contain information regarding the public offering price, the net proceeds and, where applicable, the United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement and a description of certain factors that should be considered in connection with an investment in the Securities covered by the Prospectus Supplement.

     Preferred Securities may be sold directly by the applicable Issuer to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or the applicable Issuer, or any underwriters, are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement.
                             ---------------------

     The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "NFX." The Prospectus Supplement will state whether the Securities offered thereby will be listed on a securities exchange.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 4, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is traded on the NYSE and reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Issuers with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Issuers and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission under the Exchange Act (File No. 1-12534), are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

          (c) Current Report on Form 8-K filed with the Commission on August 28, 1998; and

          (d) description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on November 4, 1993.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or oral requests for such copies should be directed to James P. Ulm, II, Treasurer, Newfield Exploration Company, 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060; telephone: (281) 847-6000.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this document, including statements regarding business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such statements are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and the other factors set forth in the Company's filings incorporated by reference herein. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. All subsequent written and oral forward-looking statements attributable to the Company, the Issuers or persons acting on their behalf are expressly qualified in their entirety by such factors.

                                  THE COMPANY

     Newfield is an independent oil and gas company engaged in the exploration, development and acquisition of oil and natural gas properties located primarily in the Gulf of Mexico. The Company discovered and acquired its first oil and gas reserves in 1990 and has grown rapidly since that time. At December 31, 1997 the Company had proved reserves of 435.3 Bcfe. At such date, approximately 78% of the Company's proved reserves were natural gas and approximately 80% were proved developed.

     Newfield's strategy is to continue to expand its reserve base and increase its cash flow through exploration and the acquisition and exploitation of proved properties. The Company emphasizes the following elements in implementing this strategy:

     - Reserve growth through exploratory drilling of a balanced portfolio

     - Balance between exploration and acquisition and exploitation of proved properties

     - Geographic focus

     - Control of operations and costs

     - Use of 3-D seismic and other advanced technology

     - Equity ownership and other incentives to retain and attract employees

     The principal executive offices of the Company are located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060; telephone: (281) 847-6000.

     Additional information concerning the Company and its subsidiaries is included in the Company reports and other documents incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                  THE ISSUERS

     Each of the Issuers is a statutory business trust created under Delaware law pursuant to (i) a separate trust agreement executed by the Company (as Depositor), the Delaware Trustee and one of the Administrative Trustees (each as defined herein) and (ii) the filing of a separate certificate of trust with the Delaware Secretary of State. In connection with an offering of Securities by an Issuer, such Issuer's trust agreement will be amended and restated in its entirety (as so amended and restated, a "Trust Agreement"). The Issuers exist for the sole purposes of (i) issuing and selling Trust Securities, (ii) using the proceeds from the sale of Trust Securities to acquire Debentures issued by the Company, (iii) distributing payments received on such Debentures to holders of Trust Securities in the form of distributions and (iv) engaging in only those other activities necessary or incidental thereto. Accordingly, Debentures will be the sole assets of the Issuers and payments under Debentures will be the sole revenue of the Issuers. The term of the Issuers will be set forth in an applicable Prospectus Supplement.

     All of the Common Securities of each of the Issuers will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of a Declaration Event of Default (as defined herein) resulting from an Event of Default under the Indenture (as defined herein), the rights of the Company as holder of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities -- Subordination of Common Securities." Upon consummation of an offering of Preferred Securities, the Company will own Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capitalization of the applicable Issuer.

     The business and affairs of each of the Issuers will be conducted by its trustees, which will be appointed by the Company as holder of the Common Securities. Pursuant to the applicable Trust Agreement, the number of trustees of each of the Issuers initially will be five. Three of the trustees (the "Administrative Trustees") will be persons who are employees or officers of, or affiliated with, the Company. A fourth trustee will be a financial institution unaffiliated with the Company that serves as property trustee (the "Property Trustee") under such Trust Agreement. See "Description of the Preferred Securities." The fifth trustee will be a financial institution or an affiliate thereof that maintains a principal place of business or residence in the State of Delaware (the "Delaware Trustee".) The Administrative Trustees, the Property Trustee and the Delaware Trustee are referred to herein as the "Issuer Trustees."

     The Property Trustee with respect to an Issuer will hold the title to any Debentures held by such Issuer for the benefit of holders of such Issuer's Trust Securities and will have the power to exercise all of the rights, powers and privileges as the holder of such Debentures. In addition, the Property Trustee of an Issuer will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of any Debentures held by such Issuer for the benefit of the holders of such Issuer's Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of Trust Securities out of funds from the Property Account. The trustee under the Company's Guarantee with respect to such Issuer (the "Guarantee Trustee")will hold such Guarantee for the benefit of the holders of the associated Preferred Securities. The Company, as the holder of all the Common Securities of each of the Issuers, will have the right to appoint, remove or replace any Issuer Trustee and to increase or decrease the number of Issuer Trustees, provided that the number of Issuer Trustees shall be at least three, a majority of which will be Administrative Trustees. The duties and obligations of the Issuer Trustees will be governed by the applicable Trust Agreement. The rights of the holders of Preferred Securities, including economic rights, right to information and voting rights, will be as set forth in the applicable Trust Agreement and the Delaware Business Trust Act, as amended (the "Trust Act").

     The Company will pay, directly or indirectly, all ongoing costs and expenses of each of the Issuers. See "Description of the Debentures -- Expenses of Issuer." The principal corporate offices of each of the Issuers are located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77006, and the telephone number of each of the Issuers is (281) 847-6000.

                                USE OF PROCEEDS

     Except as may otherwise be described in the Prospectus Supplement relating to an offering of Securities, the net proceeds to the Company from the sale of Debentures to an Issuer in connection with the investment by such Issuer of all the proceeds from the sale of Preferred Securities pursuant to this Prospectus and such Prospectus Supplement ("Offered Securities") will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of Securities to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods as shown.

                                                                          SIX MONTHS
                                       YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                                 ------------------------------------   --------------
                                 1993    1994    1995    1996    1997    1997    1998
                                 -----   -----   -----   -----   ----   ------   -----
Ratio of earnings to fixed
  charges......................  82.3x   31.2x   24.1x   28.3x   9.5x   13.6x    3.3x

     The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings are defined as income before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense and the estimated interest component of rent expense.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Except as may be set forth in a Prospectus Supplement, the terms of any Preferred Securities issued by the Issuers will be identical. Accordingly, while the following discussion refers to a single Issuer, it is equally applicable to Preferred Securities issued by either of the Issuers. This summary of certain provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, (i) all the provisions of the Trust Agreement for the applicable Issuer (the form of which is filed as an exhibit to the Registration Statement and copies of which will be available for inspection at the corporate trust office of the Property Trustee in Charlotte, North Carolina) and (ii) the Trust Act. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference.

GENERAL

     Pursuant to the terms of the Trust Agreement, the Issuer Trustees, on behalf of the Issuer, will issue the Trust Securities in fully registered form without interest coupons. The Preferred Securities will represent preferred, undivided beneficial interests in the assets of the Issuer, and the Common Securities will represent common, undivided beneficial interests in the assets of the Issuer. All of the Common Securities will be owned by the Company. The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "-- Subordination of Common Securities." Legal title to the Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Trust Agreement will not permit the issuance by the Issuer of any securities other than the Trust Securities or the incurrence of any indebtedness by the Issuer. The payment of Distributions out of money held by the Issuer, and payments upon redemption of the Preferred Securities or dissolution of the Issuer, will be guaranteed by the Company to the extent described under "Description of the Guarantee." The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee will not cover payment of Distributions when the Issuer does not have sufficient available funds to pay such Distributions. The remedy of a holder of Preferred Securities in such an event is as described herein in "-- Enforcement of Certain Rights by Holders of Preferred Securities" and "-- Voting Rights; Amendment of the Trust Agreement."

DISTRIBUTIONS

     Rates, payment dates and other terms relating to Distributions on Offered Securities will be set forth in the Prospectus Supplement relating to such Offered Securities. Distributions on each Preferred Security will be payable at the same rate of interest payable on the Debentures. Distributions will accumulate from the date of original issuance, or the most recent Distribution Date (as defined below) and will be payable, unless deferred, quarterly in arrears, when, as and if available for payment by the Property Trustee, except as otherwise described below. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day and without any additional Distributions or other payment in respect of any such delay (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

     So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture (as hereinafter defined) to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures. As a consequence of any such election, quarterly Distributions on the Preferred Securities will be deferred by the Issuer during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum set forth herein, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not, and may not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Company that rank pari passu with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by the Company where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) redemptions or purchases of any Rights (as defined below) pursuant to any Rights Agreement (as defined below), and the declaration of a dividend of such Rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of Common Stock related to the issuance of Common Stock under any of the Company's benefit plans for its directors, officers or employees, (e) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one series or class of the Company's capital stock for another series or class of the Company's capital stock, and (f) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period. See "Description of the Debenture -- Option to Extend Interest Payment Period."

     Distributions with respect to the Preferred Securities must be paid on the dates payable to the extent that the Issuer has funds available for the payment of such Distributions in the Property Account. The funds of the Issuer available for distribution to holders of the Preferred Securities will be limited to payments under the Debentures. See "Description of the Debentures." If the Company does not make interest payments on such Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Issuer has funds on hand available for the payment of such Distributions and cash sufficient to make such payments) will be guaranteed by the Company on a limited basis as set forth herein under "Description of the Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which shall be the fifteenth day (whether or not a Business Day) next preceding the relevant distribution date. As long as the Preferred Securities remain in book-entry form, subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "-- Certain Book-Entry Procedures for Global Certificates."

CONVERSION RIGHTS

     The Preferred Securities will be convertible at any time through the close of business on the maturity date of the Debentures (or, in the case of Preferred Securities called for redemption, through the close of business on the Redemption Date), at the option of the holder thereof, into shares of Common Stock. The conversion rate and other terms of such conversion rights with respect to particular Offered Securities will be set forth in the Prospectus Supplement relating to such Offered Securities. Whenever the Company issues shares of Common Stock upon conversion of Preferred Securities and the Company has in effect at such time a stock purchase rights agreement ("Rights Agreement") under which holders of Common Stock are issued rights ("Rights") entitling the holders under certain circumstances to purchase an additional share or shares of Common Stock or other capital stock of the Company, the Company will issue, together with each such share of Common Stock, an appropriate number of Rights.

     A holder of Preferred Securities wishing to exercise its conversion right shall surrender such Preferred Securities (if in certificated form), together with an irrevocable conversion notice, to the Property Trustee, as conversion agent or to such other agent appointed for such purpose (the "Conversion Agent"), which shall, on behalf of such holder, exchange the Preferred Securities for a portion of the Debentures and immediately convert such Debentures into Common Stock. So long as a book-entry system for the Preferred Securities is in effect, however, the procedures for converting the Preferred Securities that are in the form of Global Certificates into shares of Company Common Stock will be as described under "-- Certain Book-Entry Procedures for Global Certificates." The Company's delivery, upon conversion, of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of any fractional share) shall be deemed to satisfy the Company's obligation to pay the principal amount at maturity of the portion of the Debentures so converted and any unpaid interest accrued on such Debentures at the time of such conversion.

     Accrued Distributions will not be paid on Preferred Securities that are converted, provided that holders of Preferred Securities at the close of business on a Distribution payment record date will be entitled to receive the Distribution payable on such Preferred Securities on the corresponding Distribution Date notwithstanding the conversion of such Preferred Securities on or subsequent to such Distribution record date but prior to such Distribution Date. Except as provided in the immediately preceding sentence, the Issuer will make no payment or allowance for accumulated and unpaid Distributions, whether or not in arrears, on converted Preferred Securities. The Company will make no payment or allowance for dividends on the shares of Common Stock issued upon such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which proper notice was received by the Conversion Agent.

     Shares of Common Stock issued upon conversion of Preferred Securities will be validly issued, fully paid and non-assessable. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid in cash.

SPECIAL EVENT EXCHANGE OR REDEMPTION

     At any time following the occurrence and the continuation of a Tax Event (as defined below) or an Investment Company Event (as defined below), the Property Trustee shall direct the Conversion Agent to exchange all outstanding Trust Securities for Debentures having a principal amount equal to the aggregate liquidation preference of the Trust Securities to be exchanged and with accrued interest in an amount equal to any unpaid Distributions on the Trust Securities, provided that, in the case of a Tax Event, the Company shall have the right to
(a) direct that less than all, or none, of the Trust Securities be so exchanged if and for so long as the Company shall have elected to pay any Additional Sums (as defined below) such that the net amounts received by the holders of Trust Securities not so exchanged in respect of Distributions and other distributions are not reduced as a result of such Tax Event, and shall not have revoked any such election or failed to make such payments or (b) redeem the Trust Securities in the manner set forth below.

     If a Tax Event shall occur or be continuing, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Debentures at the principal amount thereof plus accrued and unpaid interest, in whole or in part, for cash on or after a date to be set forth in a Prospectus Supplement. Promptly following such redemption, Trust Securities with an aggregate liquidation preference equal to the aggregate principal amount of the Debentures so redeemed will be redeemed by the Issuer at the liquidation preference thereof plus accrued and unpaid Distributions thereon to the redemption date on a pro rata basis. The Common Securities will be redeemed on a pro rata basis with the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to the Redemption Price.

     A "Special Event" means a Tax Event or an Investment Company Event. A "Tax Event" means the receipt by the Property Trustee, on behalf of the Issuer, of an opinion of counsel, rendered by a law firm having a national tax and securities practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement and does not pertain to the use of the proceeds of the issuance of the Debentures, there is more than an insubstantial risk in each case after the date hereof that (i) the Issuer is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income received or accrued on the Debentures; (ii) interest payable by the Company on such Debentures is not, or within 90 days of the date thereof will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes; or (iii) the Issuer is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges. "Investment Company Event" means the receipt by the Property Trustee, on behalf of the Issuer, of an opinion of counsel, rendered by a law firm having a national tax and securities practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

     "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer on the outstanding Trust Securities of the Issuer shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer has become subject as a result of a Tax Event that has occurred and is continuing.

     Holders of Preferred Securities, by receiving and accepting such Preferred Securities, will be deemed to have agreed to be bound by these exchange provisions in regard to the exchange of such Preferred Securities for Debentures on the terms described above.

DISTRIBUTION OF DEBENTURES

     At any time, the Company will have the right to dissolve the Issuer and, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, cause the Debentures to be distributed to the holders of the Trust Securities in dissolution of the Issuer.

     After the liquidation date is fixed for any distribution of Debentures for Preferred Securities, (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) DTC (as defined below) or its nominee, as the record holder of such Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution and (iii) any certificates representing such Preferred Securities not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Preferred Securities until such certificates are presented to the Property Trustee for transfer or reissuance.

OPTIONAL REDEMPTION

     The Prospectus Supplement relating to Offered Securities will describe whether such Offered Securities will be subject to optional redemption, in whole or in part, by the Issuer and the terms of any such redemption.

MANDATORY REDEMPTION

     Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a Debenture Event of Default described under "Description of the Debentures -- Debenture Events of Default," the Debentures shall be subject to mandatory redemption, in whole but not in part, by the Company, and the proceeds from such repayment will be applied to redeem Trust Securities having an aggregate liquidation preference equal to the aggregate principal amount of Debentures so repaid or redeemed at a redemption price equal to the respective liquidation preference of the Trust Securities or, in the case of a redemption of the Debentures, at the redemption price paid with respect to the Debentures, as described below, together with accrued and unpaid distributions on the Trust Securities to the date of redemption. Upon acceleration of the Debentures, the Trust Securities will be redeemed only when repayment of the Debentures has actually been received by the Issuer. In addition, as described above under "-- Special Event Exchange or Redemption," upon the occurrence of a Special Event, Trust Securities will be exchanged for Debentures unless, in the case of a Tax Event that has occurred and is continuing, the Company shall have elected to (a) pay any Additional Sums such that the net amounts of Distributions received by the holders of any Preferred Securities not so exchanged are not reduced as a result of such Tax Event and shall not have revoked any such election or failed to make such payments or (b) redeem the Preferred Securities as further set forth in "-- Special Event Exchange or Redemption."

REDEMPTION PROCEDURES

     Trust Securities redeemed on the date fixed for redemption shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debentures. Redemptions of the Trust Securities shall be made and the redemption price shall be payable on the redemption date only to the extent that the Issuer has funds on hand available for the payment of such redemption price. See also "-- Subordination of Common Securities."

     Notice of any redemption (optional or mandatory) of Preferred Securities (which notice will be irrevocable) will be given by the Property Trustee to each record holder of Preferred Securities that are being redeemed not fewer than 30 nor more than 60 days prior to the redemption date. If the Property Trustee gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC or the Conversion Agent, as the case may be, funds sufficient to pay the applicable redemption price and will give DTC or the Conversion Agent, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of such Preferred Securities. See "-- Certain Book-Entry Procedures for Global Certificates." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the Paying Agent funds sufficient to pay the applicable redemption price and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the redemption date for any Trust Securities called for redemption shall be payable to the holders of such Trust Securities as of the relevant record dates for the related distribution dates. Subject to the preceding sentence, if notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Trust Securities so called for redemption will cease, except (i) the right of the holders of such Trust Securities to receive the redemption price, but without interest on such redemption price, and (ii) the right to convert such
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

Preferred Securities into Common Stock in the manner described herein through the close of business on the Redemption Date, and such Trust Securities will cease to be outstanding. In the event that any date fixed for redemption of Trust Securities is not a Business Day, then payment of the redemption price on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by the Company pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the redemption date originally established by the Issuer to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     Payment of the redemption price on the Preferred Securities and any distribution or exchange of Debentures to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be the fifteenth day (whether or not a Business Day) prior to the redemption date or liquidation date, as applicable.

     If less than all of the Trust Securities issued by the Issuer are to be redeemed on a redemption date, then the aggregate liquidation preference of such Trust Securities to be redeemed shall be allocated pro rata among the Trust Securities. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by lot or by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the liquidation preference of the Preferred Securities. The Property Trustee shall promptly notify the Conversion Agent in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation preference thereof to be redeemed; it being understood that, in the case of Preferred Securities held by DTC (or any successor) or its nominee, the distribution of the proceeds of such redemption will be made in accordance with the procedures of DTC or its nominee. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation preference of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption of Debentures will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Debentures or portions thereof called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the redemption price of, the Trust Securities, as applicable, shall be made pro rata based on the liquidation preference of such Trust Securities; provided, however, that if on any distribution date or redemption date a Declaration Event of Default shall have occurred and be continuing, no payment of any Distribution on, or redemption price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all

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

accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or the redemption price of, the Preferred Securities then due and payable.

     In the case of any Declaration Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Declaration Event of Default until all such Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until all such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary dissolution of the Issuer (each, a "Liquidation"), each holder of the Trust Securities at that time will be entitled to receive, after satisfaction of liabilities to creditors, an aggregate principal amount of Debentures equal to the aggregate liquidation preference of Trust Securities held by such holder. If the Property Trustee determines that the distribution of the Debentures is not practicable, holders of the Trust Securities will be entitled to receive out of the assets of the Issuer, after satisfaction of the liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation preference per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment (the "Liquidation Distribution"). See "-- Distribution of Debentures."

     If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the Preferred Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive Liquidation Distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

     Pursuant to the Trust Agreement, the Issuer shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of Debentures to the holders of the Trust Securities, if the Company, as Depositor, has given written direction to the Property Trustee to dissolve the Issuer (which direction is optional and wholly within the discretion of the Company, as Depositor); (iii) the redemption, conversion, or exchange of all of the Trust Securities; (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Issuer; and (v) the occurrence of a Special Event, except in the case of a Tax Event that has occurred and is continuing following which the Company has elected (i) to pay any Additional Sums such that the net amount received by holders of Preferred Securities in respect of Distributions is not reduced as a result of such Tax Event and the Company has not revoked any such election or failed to make such payment or (ii) to redeem all or some of the Preferred Securities as further set forth in "-- Special Event Exchange or Redemption."

DECLARATION EVENTS OF DEFAULT; NOTICE

     An event of default under the Indenture (a "Debenture Event of Default") constitutes an event of default under the Trust Agreement with respect to the Trust Securities (a "Declaration Event of Default"), whatever the reason for such Debenture Event of Default and whether it shall be

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

voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     Within ten days after the occurrence of any Declaration Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Declaration Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Declaration Event of Default shall have been cured or waived. Except with respect to defaults in the payment of principal of (or premium, if any) or interest on any of the Debentures, the Property Trustee may withhold such notice if the Property Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Preferred Securities. The Company, as Depositor, and the Administrative Trustees, on behalf of the Issuer, are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     The holders of a majority in liquidation preference of Preferred Securities may, by vote, on behalf of the holders of all Preferred Securities, waive any past Declaration Event of Default in respect of the Preferred Securities and its consequences, provided that if (a) the underlying Debenture Event of Default is not waivable under the Indenture, the Declaration Event of Default will also not be waivable or (b) requires the consent or vote of greater than a majority in principal amount of the holders of the Debentures ("Super Majority") to be waived under the Indenture, the Declaration Event of Default may only be waived by the vote of the holders of the same proportion in liquidation preference of the Preferred Securities that the relevant Super Majority represents of the aggregate principal amount of the Debentures outstanding.

     If a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon dissolution of the Issuer as described above. See "-- Liquidation Distribution upon Dissolution." The existence of a Declaration Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Declaration Event of Default has occurred and is continuing, then the holders of Preferred Securities will rely on the enforcement by the Property Trustee of its rights as a holder of the Debentures against the Company. In addition, the holders of a majority in aggregate liquidation preference of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. If the Property Trustee fails to enforce its rights as the holder of the Debentures after a request therefor by a holder of Preferred Securities, such holder may, to the fullest extent permitted by law, proceed to enforce such rights directly against the Company. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a Direct Action against the Company for enforcement of payment to such holder of the principal of or interest on the Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder on or after the respective due date specified in the Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly against the Company any other remedy available to the Property Trustee unless the Property Trustee first fails to do so.

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

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any entity into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, CONVERSIONS, AMALGAMATION OR REPLACEMENTS OF THE ISSUER

     The Issuer may not merge with or into, consolidate, convert into, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person (as defined below), except as described below or as described in "-- Liquidation Distribution upon Dissolution." The Issuer may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the Property Trustee, the Delaware Trustee or the holders of the Preferred Securities, merge with or into, consolidate, convert into, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Issuer with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Issuer, (vii) prior to such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Issuer experienced in such matters to the effect that (a) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity) and (b) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act, and (c) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, the Issuer or such successor entity will be treated as a grantor trust for United States Federal income tax purposes, and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of 100% in aggregate liquidation preference of the Preferred Securities, consolidate, convert into, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, convert into, amalgamate, merge with or into, or replace it if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause
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

the Issuer or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities have no voting rights.

     The Trust Agreement may be amended from time to time by the Company and the Issuer Trustees, without the consent of the holders of the Preferred Securities
(i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, (ii) to modify, eliminate or add to any provision of the Trust Agreement to such extent as shall be necessary to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Issuer will not be required to register as an "investment company" under the Investment Company Act or be classified as other than a grantor trust for United States federal income tax purposes or (iii) to qualify or maintain the qualification of the Trust Agreement under the Trust Indenture Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Except as set forth below, the Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon liquidation preference) of the outstanding Trust Securities, acting as a single class, and
(ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer's status as a grantor trust for United States federal income tax purposes or the Issuer's exemption from the status of an "investment company" under the Investment Company Act; provided, however, if any amendment or proposal that would affect the powers, preferences or special rights of the Trust Securities would adversely affect the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the vote of a majority in liquidation preference of such class of Trust Securities. In addition to and notwithstanding the foregoing, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     If any proposed amendment of the Trust Agreement provides for, or the Issuer Trustees otherwise propose to effect, the dissolution of the Issuer, other than pursuant to the terms of the Trust Agreement, then the holders of the then outstanding Preferred Securities, as a class, will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the holders of the majority in aggregate liquidation preference of the Preferred Securities.

     During the period commencing on the date of occurrence of a Declaration Event of Default and ending upon the cure of such Declaration Event of Default, and in other limited circumstances, the holders of a majority in aggregate liquidation preference of Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as the holder of the Debentures, but excluding the right to direct the Property
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

Trustee to consent to an amendment, modification or termination of the Indenture. So long as any Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Debenture Trustee with respect to such Debentures, (ii) waive any past default that is waivable under Section 5.13 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Debentures shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Debentures where such consent shall be required, without in each case obtaining the prior approval of the holders of a majority in aggregate liquidation preference of all outstanding Preferred Securities (except in the case of clause (iv), which consent, in the event that no Declaration Event of Default shall occur and be continuing, shall be of the holders of Trust Securities voting together as a single class); provided, however, that where a consent under the Indenture would require the consent of each holder of Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior written consent of each holder of the Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall, at the expense of the Company, obtain an opinion of counsel to the effect that the Trust will not be taxed as a corporation or partnership for United States federal income tax purposes on account of such action. The Property Trustee shall notify each holder of record of the Preferred Securities of any notice of default with respect to the Debentures.

     A waiver of a Debenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of the Trust Securities or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Preferred Securities is required for the Issuer to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company, the Issuer Trustees or any affiliate of any Issuer Trustee shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Certain Book-Entry Procedures for Global Certificates."

     Holders of the Preferred Securities have no rights to appoint or remove the Issuer Trustees, who may be appointed, removed or replaced solely by the Company, as the direct or indirect holder of all the Common Securities.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities shall be made to The Depository Trust Company ("DTC"), which shall credit the relevant accounts at DTC on the applicable distribution dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Securities Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent is permitted to resign as Paying Agent upon 30 days' written notice to

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

the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL CERTIFICATES

     The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interests in the global certificate or certificates issued in connection with sales of Preferred Securities made pursuant to this Prospectus. The Preferred Securities will be issued as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). A fully registered global Preferred Securities certificate (the "Global Certificates") will be issued, representing, in the aggregate, Preferred Securities sold pursuant to this Prospectus, and will be deposited with DTC.

     The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC settlement system and are subject to change from time to time. The Issuer and the Company take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Issuer and the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     DTC has advised the Issuer and the Company that its current practice is to credit, on its internal system, the respective liquidation preference or number of securities of the individual beneficial interests represented by the Global Certificate to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

     As long as DTC, or its nominee, is the registered holder of the Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Preferred Securities represented by such Global Certificate for all purposes under the Trust Agreement and the Preferred Securities.

     Except in the limited circumstances described below under " -- Exchanges of Book-Entry Certificates for Certificated Preferred Securities", owners of beneficial interests in a Global Certificate will not be entitled to have any portions of such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Preferred Securities in definitive form and will not be considered the owners or holders of the Global Certificate (or any Preferred Securities represented thereby) under the Trust Agreement or the Preferred Securities.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Certificate to such persons may be limited to that extent. Because DTC can act only on behalf of its

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

participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments of Distributions on the Global Certificate will be made to DTC or its nominee as the registered owner thereof. Neither the Issuer, the Company, the Property Trustee nor any of their respective agents has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer and the Company expect that DTC or its nominee, upon receipt of any payment of Distributions in respect of the Global Certificate representing the Preferred Securities held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference or number of securities represented by the Global Certificate for the Preferred Securities as shown on the records of DTC or its nominee. The Issuer and the Company also expect that payments by participants to owners of beneficial interests in the Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Interests in the Global Certificate will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Issuer and the Company that it will take any action permitted to be taken by a holder of certificates for Preferred Securities (including the presentation of Preferred Securities for exchange as described below and the conversion of Preferred Securities) only at the direction of one or more participants to whose account with DTC interests in the Global Certificate are credited and only in respect of such portion of the aggregate liquidation preference of the Preferred Securities as to which such participant or participants has or have given such direction. However, if there is a Declaration Event of Default, DTC reserves the right to exchange the Global Certificate for legended Preferred Securities in certificated form, and to distribute such Preferred Securities to its participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Certificate, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Company, the Underwriters, the Property Trustee nor any of their respective agents has any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the Global Certificate.

     Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC will determine the amount of interest of each Participant to be redeemed in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those

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

direct participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners of the Preferred Securities and the voting rights of participants, indirect participants and beneficial owners of Preferred Securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Property Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Securities certificates representing such Preferred Securities will be required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Preferred Securities will be printed and delivered.

EXCHANGES OF BOOK-ENTRY CERTIFICATES FOR CERTIFICATED PREFERRED SECURITIES

     A beneficial interest in a Global Certificate may not be exchanged for certificated Preferred Securities unless (i) DTC (x) notifies the Issuer and the Company that it is unwilling or unable to continue as depositary for the Global Certificate or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case the Issuer and the Company thereupon fail to appoint a successor depositary, (ii) the Issuer and the Company, at their option, notify the Property Trustee in writing that they elect to cause the issuance of the Preferred Securities in certificated form or (iii) there shall have occurred and be continuing a Declaration Event of Default or any event which after notice or lapse of time or both would be a Declaration Event of Default. In all cases, certificated Preferred Securities delivered in exchange for any Global Certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the security registrar to reflect a decrease in the liquidation preference or number of securities of the Global Certificate.

TRANSFER AGENT, REGISTRAR AND PAYING, CONVERSION AND EXCHANGE AGENT

     The Property Trustee will act as transfer agent, registrar and paying, conversion and exchange agent for the Preferred Securities.

     Registration of transfers or exchanges of Preferred Securities will be effected without charge by or on behalf of the Issuer, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer will not be required to register or cause to be registered the transfer of the Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than during the occurrence and continuance of a Declaration Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Declaration Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no

Declaration Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuer in such a way that the Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified for United States federal income tax purposes as a grantor trust and so that the Debentures will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities, except as otherwise provided in the first sentence of the second paragraph under "-- Voting Rights; Amendment of the Trust Agreement."

     Holders of the Preferred Securities will have no preemptive or similar rights.

     The Issuer may not borrow money or issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

     The Trust Agreement and the Trust Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

                         DESCRIPTION OF THE DEBENTURES

     Set forth below is a description of the specific terms of the Debentures in which the Issuers will invest the proceeds from the issuance and sale of Trust Securities. The Debentures will be issued under a Junior Convertible Subordinated Indenture (the "Indenture") between the Company and First Union National Bank, as trustee (the "Debenture Trustee"), the form of which is filed as an exhibit to the Registration Statement and copies of which will be available for inspection at the corporate trust office of the Debenture Trustee in Charlotte, North Carolina. There will be a separate Indenture for the Debentures issued to a particular Trust. This summary of certain terms and provisions of the Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

GENERAL

     The Debentures will be unsecured and rank junior and subordinate in right of payment to all Senior Debt of the Company. The Indenture will not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See " -- Subordination."

     Concurrently with the issuance of the Preferred Securities, the Issuer will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in the Debentures. The Debentures will be in the principal amount equal to the aggregate stated liquidation preference of the Preferred Securities plus the Company's concurrent investment in the Common Securities.

     The Debentures will not be subject to any sinking fund provision. The entire principal amount of the Debentures will mature, and become due and payable, together with any accrued and unpaid interest thereon, as set forth in a Prospectus Supplement relating to the Debentures.

INTEREST

     The Debentures will bear interest at an annual rate per annum set forth in a Prospectus Supplement relating to the Debentures, payable quarterly in arrears on the dates set forth in such Prospectus Supplement (each, an "Interest Payment Date"), to the person in whose name each Debenture is registered at the close of business on the Business Day next preceding such Interest Payment Date, subject to certain exceptions. It is anticipated that, until the dissolution, if any, of the Issuer, each Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the stated rate per annum, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

GLOBAL SECURITIES

     If distributed to holders of the Preferred Securities in connection with the involuntary or voluntary dissolution of the Issuer, including a dissolution following the occurrence of a Special Event, the Debentures will be issued in the same form as the Preferred Securities which such Debentures replace. Any Global Certificate will be replaced by one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, the Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The Global Security described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner of Preferred Securities must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

     If Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Issuer and a Global Security is issued, DTC will act as securities depositary for the Debentures represented by such Global Security. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities -- Certain Book-Entry Procedures for Global Certificates." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such depositary is unable or unwilling to continue as a depositary for the Global Securities.

     None of the Company, the Debenture Trustee, any Paying Agent or the securities registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security representing such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Global Security shall be exchangeable for Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Debenture and no successor depositary shall have been appointed by the Company within 90 days, (ii) if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depositary and no successor depositary shall have been appointed by the Company within 90 days, (iii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or
(iv) there shall have occurred and be continuing an Event of Default with respect to such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security.

PAYMENT AND PAYING AGENTS

     Payments on Debentures represented by a Global Security will be made to DTC, as the depositary for the Debentures. In the event Debentures are issued in definitive form, principal of and premium, if any, and any interest on Debentures will be payable, the transfer of the Debentures will be registrable, and the Debentures will be exchangeable for Debentures of other denominations of a like aggregate principal amount at the corporate office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the securities register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the Regular Record Date. Payment of any interest on Debentures will be made to the Person in whose name such Debentures are registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Regular Record Date for the interest payable on any Interest Payment Date shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

     Any monies deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the stated annual rate, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Debentures (or holders of Preferred Securities while the Preferred Securities are outstanding) will be required to recognize interest income for United States Federal income tax purposes.

     During any such Extension Period, the Company may not, and may not cause any subsidiary to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Company that rank pari passu with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by the Company where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) redemptions or purchases of any Rights pursuant to any Rights Agreement and the declaration of a dividend of such Rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of Common Stock related to the issuance of Common Stock under any of the Company's benefit plans for its directors, officers or employees, (e) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one series or class of the Company's capital stock for another series or class of the Company's capital stock, and (f) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company shall give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election to begin any Extension Period at least one Business Day prior to the earlier of (i) the record date for the date Distributions on the Preferred Securities (or, if no Preferred Securities are outstanding, for the date interest on the Debentures) would have been payable except for the election to begin such Extension Period and (ii) the date the Property Trustee is (or, if no Preferred Securities are outstanding, the Debenture Trustee is) required to give notice to the NYSE or other applicable self-regulatory organization or to holders of such Preferred Securities (or, if no Preferred Securities are outstanding, to the holders of such Debentures) of such record date. The Debenture Trustee and the Property Trustee shall give notice of the Company's election to begin an Extension Period to the holders of the Debentures and the Preferred Securities, respectively.

MANDATORY REDEMPTION

     Upon repayment at maturity or as a result of acceleration upon the occurrence of a Debenture Event of Default, the Company will redeem the Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest thereon. Any payment pursuant to this provision shall be made prior to 12:00 noon, New York City time, on the date of such repayment or acceleration or at such other time on such earlier date as the parties thereto shall agree. The Debentures are not entitled to the benefit of any sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

     The Prospectus Supplement relating to Debentures will describe whether the Debentures will be subject to optional redemption, in whole or in part, by the Company and the terms of any such redemption. For so long as the Issuer is the holder of all the outstanding Debentures, the proceeds of any such redemption will be used by the Issuer to redeem Trust Securities in accordance with their terms.

     To the extent set forth in the Prospectus Supplement, the Company also will have the right to redeem the Debentures, at the principal amount thereof plus accrued and unpaid interest, if a Tax Event shall occur and be continuing.

REDEMPTION PROCEDURES

     Notices of any redemption of the Debentures and the procedures for such redemption shall be as provided with respect to the Preferred Securities under "Description of the Preferred Securities -- Redemption Procedures." Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Debentures or portions thereof called for redemption.

DISTRIBUTION OF DEBENTURES

     At any time, the Company has the right to dissolve the Issuer and, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, cause the Debentures to be distributed to the holders of the Trust Securities in dissolution of the Issuer. If distributed to holders of Preferred Securities in liquidation, the Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Debentures. It is anticipated that the depositary arrangements for the Debentures would be substantially identical to those in effect for the Preferred Securities. There can be no assurance as to the market price of any Debentures that may be distributed to the holders of Preferred Securities. For a description of DTC and the terms of the depositary matters, see "-- Global Securities."

CONVERSION OF THE DEBENTURES

     The Debentures will be convertible at the option of the holders of the Debentures into Common Stock, at any time prior to redemption or maturity, at a rate equivalent to the conversion rate from time to time in effect with respect to the Preferred Securities. The Issuer will covenant for so long as the Preferred Securities are outstanding not to convert Debentures, except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of such Preferred Securities to the Conversion Agent for conversion, the Issuer will distribute the commensurate principal amount of the Debentures to the Conversion Agent on behalf of the holder of every Preferred Security so converted, whereupon the Conversion Agent will convert such Debentures into Common Stock on behalf of such holder. The Company's delivery to the holders of the Debentures (through the Conversion Agent) of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or duly provided for.

MODIFICATION OF INDENTURE

     From time to time, the Company and the Debenture Trustee may, without the consent of the holders of Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of the Debentures, or the holders of the Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture will contain provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Debentures; provided that no such modification may, without the consent of the holder of each outstanding Debenture so affected, (i) change the stated maturity of the Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (other than deferrals of the payments of interest as described under "-- Option to Extend Interest Payment Period") or reduce the premium payable upon the redemption thereof, or impair any right to institute suit for the enforcement of any such payment, or adversely affect the subordination provisions of the Indenture or any right to convert any Debentures or (ii) reduce the percentage of principal amount of Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any of the Preferred Securities remain outstanding, (a) no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority in aggregate liquidation preference of the Preferred Securities then outstanding unless and until the principal of and any premium on the Debentures and all accrued and unpaid interest thereon has been paid in full and (b) where a consent under the Indenture would require the consent of each holder of Debentures, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities.

DEBENTURE EVENTS OF DEFAULT

     The Indenture will provide that any one or more of the following described events that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such Debentures:

          (i) failure for 30 days to pay any interest on the Debentures, when due (subject to the deferral of any due date in the case of an Extension Period);

          (ii) failure to pay any principal or premium, if any, on the Debentures when due whether at maturity, upon redemption by declaration or otherwise;

          (iii) failure by the Company to deliver shares of Common Stock upon an appropriate election by holders of Debentures to convert such Debentures;

          (iv) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or to the Debenture Trustee and the Company from the holders of at least 25% in aggregate outstanding principal amount of such Debentures or from the holders of at least 25% in aggregate liquidation preference of the Preferred Securities; or

          (v) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of the Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee consistent with the Indenture. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal and accrued interest due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or the holders of the Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the Preferred Securities then outstanding shall have such right. The holders of a majority in aggregate outstanding principal amount of the Debentures may annul and rescind such declaration if the default (other than the non-payment of the principal of the Debentures which has become due solely by such acceleration) has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by
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

acceleration has been deposited with the Debenture Trustee and, should the holders of the Debentures fail to annul and rescind such declaration, the holders of a majority in aggregate liquidation preference of the Preferred Securities then outstanding shall have such right.

     The holders of a majority in aggregate outstanding principal amount of the Debentures affected thereby may, on behalf of the holders of all the Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture, provided, however, that if the Debentures are held by the Trust, such waiver will not be effective until the holders of a majority in liquidation preference of Trust Securities have consented to such waiver, provided, further, that if the consent of the holder of each outstanding Debenture is required, such waiver will not be effective until each holder of the Trust Securities has consented to such waiver. Should the holders of the Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Preferred Securities shall have such right. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     In case a Debenture Event of Default shall occur and be continuing as to the Debentures, the Property Trustee will have the right to declare the principal of and the interest on the Debentures and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a Direct Action for payment after the respective due date specified in the Debentures. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Debentures held by the Issuer or the Property Trustee, and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Debentures and under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) such transaction is permitted under the Trust Agreement and the Guarantee and does not give rise to any breach or violation of the Trust Agreement or the Guarantee; and (iv) certain other conditions as prescribed in the Indenture are met.

     The general provisions of the Indenture do not afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debentures.

EXPENSES OF ISSUER

     Pursuant to the Indenture, the Company will pay all of the costs, expenses or liabilities of the Issuer, other than obligations of the Issuer to pay to the holders of any Preferred Securities or Common Securities the amounts due such holders pursuant to the terms of the Preferred Securities or Common Securities.

SATISFACTION AND DISCHARGE

     The Indenture provides that when, among other things, all Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be properly called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Debentures are payable sufficient to pay and discharge the entire indebtedness on the Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

     In the Indenture, the Company will covenant and agrees that any Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt (as defined below) of the Company whether now existing or hereinafter incurred. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Debt before the Property Trustee, on behalf of the holders of the Debentures, will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Debentures.

     In the event of the acceleration of the maturity of any Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Debentures will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the Debentures.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Debentures, provided, however, that Senior Debt does not include:

          (i) any Debt of the Company which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to the Company;

          (ii) any Debt of the Company to any of its subsidiaries;

          (iii) Debt to any employee of the Company;

          (iv) any liability for taxes;

          (v) Debt or other monetary obligations to trade creditors created or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services; and

          (vi) the Debentures.

     The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company.

GOVERNING LAW

     The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF THE GUARANTEE

     A Guarantee will be executed and delivered by the Company, concurrently with the issuance by an Issuer of the Preferred Securities, for the benefit of the holders from time to time of such Preferred Securities. First Union National Bank will act as the Guarantee Trustee under such Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the applicable Guarantee (the form of which is filed as an exhibit to the Registration Statement and copies of which is available at the corporate trust offices of the Guarantee Trustee in Charlotte, North Carolina). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the applicable Preferred Securities.

GENERAL

     Pursuant to and to the extent set forth in the Guarantee, the Company irrevocably will agree to pay in full on a subordinated basis, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set off or counterclaim that the Issuer may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Preferred Securities called for redemption to the extent that the Issuer has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution of the Issuer (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution, to the extent that the Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer to pay such amounts to such holders.

     The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer's obligations under the Preferred Securities, but it will apply only to the extent that the Issuer has funds sufficient to make such payments, and is not a guarantee of collection. If the Company does not make interest payments on the Debentures held by the Issuer, the Issuer will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor.

     The Company will, through the Guarantee, the Trust Agreement, the Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Debentures and the Guarantee."

     The Company also will agree separately to irrevocably and unconditionally guarantee the obligations of the Issuer with respect to the Common Securities to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Declaration Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all other liabilities of the Company and ranks pari passu with the most senior preferred stock, if any, now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution of the Debentures to the holders of the Preferred Securities. The Guarantee will not place a limitation on the amount of additional indebtedness that may be incurred by the Company or any of its subsidiaries.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation preference of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities-Voting Rights; Amendment of the Trust Agreement". All guarantees and agreements contained in the Guarantee bind the successors, assigns, receivers, trustees and representatives of the Company and inure to the benefit of the holders of the Preferred Securities then outstanding.

CERTAIN COVENANTS OF THE COMPANY

     The Company will covenant in the Guarantee that if and so long as (i) the Issuer is the holder of all the Debentures, (ii) a Tax Event in respect of the Issuer has occurred and is continuing and (iii) the Company has elected, and has not revoked such election, to pay Additional Sums in respect of the Trust Securities, the Company will pay to the Issuer such Additional Sums. The Company also will covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Company that rank pari passu with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by the Company where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) redemptions or purchases of any Rights pursuant to any Rights Agreement and the declaration of a dividend of such Rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of Common Stock related to the issuance of Common Stock under any of the Company's benefit plans for its directors, officers or employees, (e) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one series or class of the Company's capital stock for another series or class of the Company's capital stock and (f) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and
(b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (iii) the Company shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. The Company also covenanted (i) for so long as Preferred Securities are outstanding, not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors that are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (iii) not to voluntarily dissolve the Issuer, except (a) in connection with a distribution of the Debentures to the holders of the Preferred Securities in dissolution of the Issuer or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of Common Stock that would be required from time to time upon the conversion of all the Debentures then outstanding, (v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes and (vi) to deliver shares of Common Stock upon an election by the holders of the Preferred Securities to convert such Preferred Securities into Common Stock.

     As part of the Guarantee, the Company will agree to honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for Common Stock or Debentures.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     If the Guarantee Trustee fails to enforce the Guarantee, any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against the Company to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced the Guarantee or instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. The Company has waived any right or remedy to require that any action be brought just against the Issuer, or any other person or entity, before proceeding directly against the Company.

     The Company, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the Preferred Securities, upon full payment of the amounts payable upon dissolution of the Issuer, upon the distribution, if any, of Common Stock to the holders of Preferred Securities in respect of the conversion of all such holders' Preferred Securities into Common Stock or upon distribution of Debentures to the holders of the Preferred Securities in exchange for all of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                        THE DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on any Preferred Securities (to the extent the applicable Issuer has funds available for the payment of such Distributions) will be irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." Taken together, the Company's obligations under the applicable Debentures, the applicable Indenture, the applicable Trust Agreement and the applicable Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on such Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Debentures, the Issuer will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a Direct Action directly against the Company to enforce payment of such Distributions to such holder after the respective due dates. The obligations of the Company under the Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with the most senior preferred stock, if any, now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Debentures is equal to the sum of the aggregate stated liquidation preference of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Debentures match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company pays for all and any costs, expenses and liabilities of the Issuer except the Issuer's obligations to holders of the Preferred Securities under such Preferred Securities; and (iv) the Trust Agreement further provides that the Issuer will not engage in any activity that is not consistent with the limited purposes of the Issuer.

     Notwithstanding anything to the contrary in the Indenture, the Company has the right to set off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.

     A default or event of default under any Senior Debt of the Company will not constitute a default under the Indenture or a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Debentures would constitute a Debenture Event of Default.

LIMITED PURPOSE OF ISSUERS

     The Preferred Securities evidence a beneficial interest in the applicable Issuer, and the Issuers exist for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in the Debentures. A principal difference between the rights of a holder of Preferred Securities and a holder of Debentures is that a holder of Debentures is entitled to receive from the Company the principal amount of and interest accrued on Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Issuer (or from the Company under the applicable Guarantee) if and to the extent the Issuer has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution of the Issuer involving the liquidation of the Debentures, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than the Issuer's obligations to the holders of the Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to the Company's Second Restated Certificate of Incorporation, as amended ("Certificate of Incorporation"), the Company's authorized capital stock consists of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of July 31, 1998, the Company had 36,191,985 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of common stockholders and do not have cumulative voting rights.

     Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company's Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding preferred stock. The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     Under the Company's Certificate of Incorporation, the Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more series, with such voting powers, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issuance thereof adopted by the Board of Directors. As of the date of this Prospectus, no shares of Preferred Stock are outstanding or designated as to series. It is not possible to state the actual effect of the authorization and issuance of a new series of Preferred Stock upon the rights of holders of the Common Stock and other series of Preferred Stock unless and until the Board of Directors determines the attributes of such new series of Preferred Stock and the specific rights of its holders. Such effects might include, however, (i) restrictions on dividends on Common Stock and other series of Preferred Stock if dividends on such new series of Preferred Stock have not been paid; (ii) dilution of the voting power of Common Stock and other series of Preferred Stock to the extent that such new series of Preferred Stock has voting rights, or to the extent that any such new series of Preferred Stock is convertible into Common Stock; (iii) dilution of the equity interest of Common Stock and other series of Preferred Stock; and (iv) limitation on the right of holders of Common Stock and other series of Preferred Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference attributable to such new series of Preferred Stock. While the ability of the Company to issue Preferred Stock provides flexibility in connection with possible acquisitions and other corporate purposes, its issuance could be used to impede an attempt by a third party to acquire a majority of the outstanding voting stock of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services L.L.C.

ANTI-TAKEOVER PROVISIONS

     The Certificate of Incorporation and the Company's Restated Bylaws (the "Bylaws") of the Company and the Delaware General Corporation Law (the "DGCL") include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Board of Directors rather than pursue non-negotiated takeover attempts.

     Stockholder Action by Written Consent. Under the DGCL, unless the certificate of incorporation of a corporation specifies otherwise, any action that could be taken by stockholders at an annual or special meeting may be taken without a meeting and without notice to or a vote of other stockholders if a consent in writing is signed by the holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. The Certificate of Incorporation and the Bylaws of the Company provide that stockholder action may be taken in writing by the consent of holders of not less than 66 2/3% of the outstanding shares entitled to vote at a meeting of stockholders. As a result, stockholders may not act upon any matter except at a duly called meeting or by the written consent of holders of 66 2/3% or more of the outstanding shares entitled to vote.

     Supermajority Vote Required for Certain Transactions. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Common Stock is required to approve any merger or consolidation of the Company or any sale or transfer of all or substantially all of the assets of the Company.

     Blank Check Preferred Stock. The Certificate of Incorporation of the Company authorizes blank check Preferred Stock. The Board of Directors of the Company can set the voting, redemption, conversion and other rights relating to such Preferred Stock and can issue such stock in either a private or public transaction. The issuance of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company.

     Delaware Takeover Statute. The Company is subject to Section 203 of the DGCL. In general, Section 203 prevents an interested stockholder (i.e., any person owning 15% or more of the Company's outstanding voting stock) from engaging in a business combination (as defined below) with a Delaware corporation for a period of three years from the time such person becomes an interested stockholder of such corporation, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or (iii) on or subsequent to the time of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Section 203 defines a "business combination" to include (i) any merger or consolidation involving a corporation and an interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving an interested stockholder, (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder, (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                              PLAN OF DISTRIBUTION

GENERAL

     The Securities offered hereby may be sold in any one or more of the following ways from time to time: (i) to or through underwriters; (ii) through dealers; (iii) directly to other purchasers or (iv) through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Company or the applicable Issuer, or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or the applicable Issuer, as the case may be, and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     During and after an offering through underwriters, such underwriters may purchase and sell the Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Securities sold for their account may be reclaimed by the syndicate if such Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

     The Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom such Securities are sold for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the applicable Issuer against or contribution toward certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

     The validity of the Securities (other than the Preferred Securities) will be passed on for the Company and the Issuers by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the offering of the Preferred Securities will be passed upon for any agents, dealers or underwriters by Baker & Botts, L.L.P., Houston, Texas. The validity of the Preferred Securities will be passed upon for the Company and the Issuers by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Issuers.

                                    EXPERTS

     The consolidated financial statements of Newfield Exploration Company appearing in Newfield
Exploration Company's Annual Report (Form 10-K) for the year ended December 31, 1997, which is incorporated in this Prospectus and Registration Statement by reference, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements have been incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Certain information included or incorporated by reference in this Prospectus relating to the Company's proved oil and gas reserves and future net cash flows therefrom is derived from estimates prepared by Ryder Scott Company, Petroleum Engineers, and is incorporated by reference herein in reliance upon such firm as experts with respect to such matters.

================================================================================

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the QUIPS offered hereby, but only under circumstances in which it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ---------------------

                               TABLE OF CONTENTS

                                          Page
                                          ----
            Prospectus Supplement
About This Prospectus Supplement........   S-2
Oil and Gas Terms Used in this
  Prospectus Supplement.................   S-2
Prospectus Supplement Summary...........   S-3
Risk Factors............................  S-14
Capitalization of Newfield..............  S-23
Accounting Treatment of the QUIPS.......  S-24
Use of Proceeds.........................  S-24
Price Range of Newfield Common Stock....  S-25
Dividend Policy.........................  S-25
Description of Newfield Financial Trust
  I.....................................  S-26
Description of the QUIPS................  S-27
Description of the Debentures...........  S-39
Description of the Guarantee............  S-44
Relationship Among the QUIPS, the
  Debentures and the Guarantee..........  S-45
Federal Income Tax Consequences.........  S-46
Underwriting............................  S-49
Legal Matters...........................  S-50
Experts.................................  S-50
                  Prospectus
Available Information...................     2
Incorporation of Certain Documents by
  Reference.............................     2
Forward-Looking Statements..............     3
The Company.............................     3
The Issuers.............................     4
Use of Proceeds.........................     5
Ratio of Earnings to Fixed Charges......     5
Description of the Preferred
  Securities............................     6
Description of the Debentures...........    20
Description of the Guarantee............    29
Relationship Among the Preferred
  Securities, the Debentures and the
  Guarantee.............................    32
Description of Capital Stock............    34
Plan of Distribution....................    36
Validity of Securities..................    36
Experts.................................    37

================================================================================


================================================================================

                         2,500,000 Preferred Securities

                               NEWFIELD FINANCIAL
                                    TRUST I

                           % Cumulative Quarterly Income
                       Convertible Preferred Securities,
                              Series A (QUIPS(SM))
                     (Liquidation Preference $50 per QUIPS)

                      Fully and unconditionally guaranteed
                       to the extent described herein by,
                     and convertible into common stock of,
                              NEWFIELD EXPLORATION
                                    COMPANY
                         ------------------------------
                                [NEWFIELD LOGO]
                         ------------------------------
                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE
                              MERRILL LYNCH & CO.
                             DAIN RAUSCHER WESSELS
         A DIVISION OF DAIN RAUSCHER INCORPORATED

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